EXHIBIT 2.4

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement dated as of December 16, 2010 (this “Agreement”) is among NTS Technical Systems, a California corporation (“Buyer”), National Technical Systems, Inc., a California corporation and parent of Buyer (“Parent”), Mechtronic Solutions, Inc., a New Mexico corporation (the “Company”), and the following shareholders of the Company:  La Luz Ascensions, LLC, a New Mexico limited liability company (“La Luz”), Lemna Hunter, an individual, Richard Hunter, an individual, New Tech I, LP, a New Mexico limited partnership (“New Tech”), and Quatro Ventures, LLC, a New Mexico limited liability company (“Quatro”) (each a “Shareholder” and collectively, the “Shareholders”).  Capitalized terms used but not defined herein have the meanings assigned to them on Exhibit A.

The Shareholders own shares of the Company’s outstanding capital stock as set forth adjacent their respective names on Exhibit B (the “Shares”), which comprise all of the Company’s outstanding capital stock.

Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to Buyer, all on the terms and conditions hereinafter set forth.

As an inducement for Buyer to consummate the transactions contemplated by this Agreement, (a) John Spruce has agreed to enter into a noncompetition agreement in substantially the form of Exhibit C-1 and Robert Anderson and David Brown have each agreed to enter into a noncompetition agreement in substantially the form of Exhibit C-2 (collectively, the “Noncompetition Agreements”) and (b) John Spruce, Robert Anderson and David Brown have each agreed to deliver to Buyer a guaranty in substantially the form of Exhibit D  (the “Guaranty”) pursuant to which they are, among other things, guaranteeing the obligations of La Luz under this Agreement, each of which shall be effective only upon the Closing.

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1           Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, the Shareholders shall sell, assign, transfer and deliver the Shares to Buyer free and clear of all Liens, and Buyer shall accept and purchase the Shares from the Shareholders.

1.2           Consideration.  The total consideration to be paid by Buyer for the Shares (the “Base Purchase Price”) is comprised of the following: (a) Five Million Nine Hundred Twenty Seven Thousand Two Hundred Fourteen Dollars and Ninety-Eight Cents ($5,927214.98) (the “Base Cash Consideration”), as adjusted pursuant to Section 1.8(b) (the “Adjusted Cash Consideration”); (b) the number of shares of common stock of Parent (the “Parent Common Stock”) determined by dividing (i) Five Hundred Thousand Dollars ($500,000) by (ii) the Parent Trading Price as of the Closing Date (the “Closing Stock Consideration”); and (c) the Earn-Out Shares as determined in accordance with Section 1.5.

1.3           Closing Payment.  At Closing, Buyer shall (a) pay to each Shareholder cash in an amount equal to his or its Pro Rata Portion of the Base Cash Consideration less the Escrow Amount (the “Closing Cash Consideration”) as set forth adjacent such Shareholder’s name on the fund flow memorandum attached hereto as Exhibit E (the “Funds Flow Memorandum”), in each case by wire transfer of immediately available funds pursuant to the wire transfer instructions applicable to such Shareholder in the Funds Flow Memorandum, and (b) deliver, or cause its transfer agent to deliver, to each Shareholder a written confirmation of the electronic issuance and book entry (via the DTC FAST system) of the number of shares of Parent Common Stock comprising his or its Pro Rata Portion of the Closing Stock Consideration.

1.4           Escrow.  At Closing, Buyer shall deliver to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), cash in the amount of Nine Hundred Seventy Five Thousand Dollars ($975,000), representing 15% of the Base Cash Consideration, to be held and distributed as provided in the Escrow Agreement to be entered into by Buyer, the Shareholders, the Shareholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”).

1.5           Earn-Out Consideration.

(a)           Certain Definitions.  For purposes of this Section 1.5, the following terms shall have the meanings specified below:

(i)           “Cumulative Revenue” means the sum of (A) Revenue for the First Earn-Out Period plus (B) Revenue for the Second Earn-Out Period plus (C) Revenue for the Third Earn-Out Period.

(ii)           “EBITDA” means, for a given Earn-Out Period, the earnings of the Company during such Earn-Out Period before deduction for interest expense, taxes, depreciation and amortization.  The determination of EBITDA shall include all of the Company’s cost line items prior to the Closing, including, without limitation, selling costs, but exclude all of Parent’s corporate allocation to the Company following the Closing.

(iii)           “EBITDA/Revenue Ratio” means, for a given Earn-Out Period, the percentage determined by dividing (A) EBITDA for such Earn-Out Period by (B) Revenue for such Earn-Out Period.

(iv)           “Earn-Out Amount” means, collectively, the First Earn-Out Amount, the Second Earn-Out Amount and the Third Earn-Out Amount.

(v)           “Earn-Out Participants” means (A) each of the Shareholders in accordance with their respective Pro Rata Portions, in the case of the first $600,000 of the Earn-Out Amount, and (B) La Luz, exclusively, in the case of any portion of the Earn-Out Amount in excess of $600,000.

(vi)           “Earn-Out Period” means the First Earn-Out Period, the Second Earn-Out Period or the Third Earn-Out Period, as applicable.

(vii)          “Earn-Out Shares” means the First Earn-Out Shares, the Second Earn-Out Shares or the Third Earn-Out Shares, as applicable.

(viii)         “First Earn-Out Amount” means either: (A) in the event Revenue for the First Earn-Out Period is equal to or greater than $9,202,000 and the EBITDA/Revenue Ratio for the First Earn-Out Period is equal to or greater than 15%, the lesser of (1) Five Hundred Thousand Dollars ($500,000) or (2) the amount determined by multiplying (i) $15,625 by (ii) the First Earn-Out Multiplier; or (B) in the event Revenue for the First Earn-Out Period is less than $9,202,000 or the EBITDA/Revenue Ratio for the First Earn-Out Period is less than 15%, then zero.

(ix)           “First Earn-Out Multiplier” means the amount determined by multiplying (A) (1) Revenue for the First Earn-Out Period divided by $8,600,000 minus (2) 1.00 by (B) 100, which shall be rounded to the nearest whole number.

(x)           “First Earn-Out Payment Date” means the date on which the First Earn-Out Shares are issued and delivered to the applicable Earn-Out Participants, which date shall be as soon as practicable, but not more than five (5) Business Days, following the date on which the First Earn-Out Statement becomes the First Earn-Out Final Statement in accordance with Section 1.5(d)(i) below.

(xi)           “First Earn-Out Period” means the thirteen (13) month period immediately preceding January 31, 2012.

(xii)          “First Earn-Out Shares” means the number of shares of Parent Common Stock determined by dividing (A) the First Earn-Out Amount by (B) the Parent Trading Price as of the First Earn-Out Payment Date.

(xiii)         “Revenue” means, for a given Earn-Out Period, the gross revenue recognized by the Company during such Earn-Out Period net of any discounts, returns and pass through travel expense costs, as determined in accordance with GAAP.

(xiv)         “Second Earn-Out Amount” means either: (A) in the event Revenue for the Second Earn-Out Period is equal to or greater than $12,146,640 and the EBITDA/Revenue Ratio for the Second Earn-Out Period is equal to or greater than 15%, the lesser of (1) Five Hundred Thousand Dollars ($500,000) or (2) the amount determined by multiplying (i) $18,518 by (ii) the Second Earn-Out Multiplier; or (B) in the event Revenue for the First Earn-Out Period is less than $12,146,640 or the EBITDA/Revenue Ratio for the Second Earn-Out Period is less than 15%, then zero.

(xv)           “Second Earn-Out Multiplier” means the amount determined by multiplying (A) (1) Revenue for the Second Earn-Out Period divided by $11,352,000 minus (2) 1.00 by (B) 100, which shall be rounded to the nearest whole number.

(xvi)         “Second Earn-Out Payment Date” means the date on which the Second Earn-Out Shares are issued and delivered to the applicable Earn-Out Participants, which date shall be as soon as practicable, but not more than five (5) Business Days, following the date on which the Second Earn-Out Statement becomes the Second Earn-Out Final Statement in accordance with Section 1.5(d)(ii) below.

(xvii)        “Second Earn-Out Period” means the twelve (12) month period immediately preceding January 31, 2013.

(xviii)       “Second Earn-Out Shares” means the number of shares of Parent Common Stock determined by dividing (A) the Second Earn-Out Amount by (B) the Parent Trading Price as of the Second Earn-Out Payment Date.

(xix)          “Third Earn-Out Amount” means: (A) in the event Cumulative Revenue is less than $40,641,950 or the EBITDA/Revenue Ratio for the Third Earn-Out Period is less than 15%, then zero; (B) in the event Cumulative Revenue is greater than or equal to $40,641,950 but less than $42,781,147 and the EBITDA/Revenue Ratio for the Third Earn-Out Period is equal to or greater than 15%, then (1) Six Hundred Thousand Dollars ($600,000) minus (2) the amount determined by multiplying (i) $120,000 by (ii) the Third Earn-Out Multiplier; or (C) in the event Cumulative Revenue is greater than or equal to $42,781,147 and the EBITDA/Revenue Ratio for the Third Earn-Out Period is equal to or greater than 15%, then Six Hundred Thousand Dollars ($600,000).

(xx)           “Third Earn-Out Multiplier” means the amount determined by multiplying (A) (1) 1.00 minus (2) $42,781,000 divided by the Cumulative Revenue by (B) 100, which shall be rounded to the nearest whole number.

(xxi)          “Third Earn-Out Payment Date” means the date on which the Third Earn-Out Shares are issued and delivered to the applicable Earn-Out Participants, which date shall be as soon as practicable, but not more than five (5) Business Days, following the date on which the Third Earn-Out Statement becomes the Third Earn-Out Final Statement in accordance with Section 1.5(d)(iii) below.

(xxii)         “Third Earn-Out Period” means the twelve (12) month period immediately preceding January 31, 2014.

(xxiii)        “Third Earn-Out Shares” means the number of shares of Parent Common Stock determined by dividing (A) the Third Earn-Out Amount by (B) the Parent Trading Price as of the Third Earn-Out Payment Date.

(xxiv)        “Unaudited Financials” means, for a given Earn-Out Period, an unaudited income statement of the Company for such Earn-Out Period, prepared in accordance with GAAP.

(b)           Earn-Out Examples.  Attached hereto as Exhibit G (the “Earn-Out Examples”) is a set of examples of the calculation of the First Earn-Out Amount, the Second Earn-Out Amount and the Third Earn-Out Amount, based on assumed Revenues for the applicable earn-out period, in each case in accordance with the terms of this Section 1.5.   The Earn-Out Examples are for illustrative purposes only as examples of the implementation of the terms of this Section 1.5 and are not intended to be part of the calculation of the actual Earn-Out Amount.  In the event there is any inconsistency between the terms of this Section 1.5 and the Earn-Out Examples, the terms of this Section 1.5 shall apply in all respects.

(c)           Earn-Out Payments.  Earn-Out Payments shall be made as follows:

(i)           On the First Earn-Out Payment Date, Buyer shall deliver, or cause its transfer agent to deliver, to each of the applicable Earn-Out Participants a written confirmation of the electronic issuance and book entry (via the DTC FAST system) of the number of shares of Parent Common Stock comprising his or its allocation of the First Earn-Out Shares.

(ii)           On the Second Earn-Out Payment Date, Buyer shall deliver, or cause its transfer agent to deliver, to each of the applicable Earn-Out Participants a written confirmation of the electronic issuance and book entry (via the DTC FAST system) of the number of shares of Parent Common Stock comprising his or its allocation of the Second Earn-Out Shares.

(iii)           On the Third Earn-Out Payment Date, Buyer shall deliver, or cause its transfer agent to deliver, to each of the applicable Earn-Out Participants a written confirmation of the electronic issuance and book entry (via the DTC FAST system) of the number of shares of Parent Common Stock comprising his or its allocation of the Third Earn-Out Shares.

(d)           Earn-Out Covenants.

(i)            During the period beginning on the Closing Date and ending on the Third Earn-Out Payment Date (the “Earn-Out Period”), (A) the Company will remain an independent entity unless otherwise mutually agreed by Buyer and the Shareholders’ Representative, (B) Parent and Buyer shall cause the Company to track separately all financial information as is necessary to effectively make a determination of the Earn-Out Payments under this Section 1.5 and each of the components that goes into the determination of the Earn-Out Payments, and (C) the Company shall, and Parent and Buyer shall cause the Company to, prepare Unaudited Financials that are separate from and not consolidated with the financials of Parent and/or Buyer.  Notwithstanding the foregoing, after the Closing, the Company’s operations may be moved to, and conducted at, Parent’s existing facilities located at 3801 Academy Parkway NE, Albuquerque, NM (the “Parent Facilities”); provided, however, no portion of the cost of any leasehold improvements associated with the Company’s relocation to the Parent Facilities will be charged to the Company; provided, further, no adjustments to the calculation of the Earn-Out Payments shall be made to account for any distractions and other reductions in the Company’s productivity caused by its relocation to the Parent Facilities.

(ii)           Parent agrees that during the Earn-Out Period it will use commercially reasonable efforts to (A) provide to the facilities operated by the Company after the Closing (including, without limitation, the Parent Facilities in the event the Company’s operations are moved to such facilities after the Closing) the same general level of support that it provides to its other laboratory facilities and (B) refrain from making any material changes in the operation of such facilities.

(e)           Earn-Out Verification.

(i)            No later than five (5) Business Days following the Company’s completion of its Unaudited Financials for the First Earn-Out Period, Parent and/or Buyer shall deliver to the Shareholders’ Representative a statement showing, with reasonable detail, the computation of the First Earn-Out Shares, including, without limitation, each of the preliminary calculations necessary to determine the First Earn-Out Shares (the “First Earn-Out Statement”).  The First Earn-Out Statement shall be accompanied by a certificate signed by an officer of Parent and/or Buyer that the First Earn-Out Statement is true and correct in all material respects.  The Shareholders’ Representative shall have thirty (30) calendar days to dispute the computations set forth in the First Earn-Out Statement by written notice to Parent and/or Buyer (a “First Earn-Out Objection Notice”).  During such 30-day period, the Shareholders’ Representative may examine, during normal business hours, such books, records and accounts of the Company as reasonably necessary to verify the accuracy of the First Earn-Out Statement.  The failure of the Shareholders’ Representative to provide Parent and/or Buyer a First Earn-Out Objection Notice within such 30-day period shall constitute acceptance by the Shareholders’ Representative of the computations reflected in the First Earn-Out Statement.  The First Earn-Out Statement shall become the “First Earn-Out Final Statement” upon the earlier of: (A) failure of the Shareholders’ Representative to provide Parent and/or Buyer a First Earn-Out Objection Notice within the prescribed 30-day period; (B) delivery to Parent and/or Buyer of a written notice from the Shareholders’ Representative waiving such right to object; or (C) the Accounting Firm’s final determination (as described below).  If Parent and Buyer, on the one hand, and the Shareholders’ Representative, on the other hand, are unable to resolve their disagreement within ten (10) Business Days after Parent’s and/or Buyer’s receipt of a First Earn-Out Objection Notice, the items in dispute will promptly be referred to the Accounting Firm. The Accounting Firm shall make a determination as to each of the items in dispute, which determination shall be (x) in writing, (y) furnished to Parent and/or Buyer and the Shareholders’ Representative as promptly as practicable after the items in dispute have been referred to the Accounting Firm, and (z) conclusive and binding on Parent and Buyer, on the one hand, and the Shareholders’ Representative, on the other hand.  The fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of the First Earn-Out Shares shall be borne, in their entirety, by the party whose calculation of the First Earn-Out Shares as initially submitted to the Accounting Firm is furthest away from the First Earn-Out Shares as finally determined by the Accounting Firm.

(ii)           No later than five (5) Business Days following the Company’s completion of its Unaudited Financials for the Second Earn-Out Period, Parent and/or Buyer shall deliver to the Shareholders’ Representative a statement showing, with reasonable detail, the computation of the Second Earn-Out Shares, including, without limitation, each of the preliminary calculations necessary to determine the Second Earn-Out Shares (the “Second Earn-Out Statement”).  The Second Earn-Out Statement shall be accompanied by a certificate signed by an officer of Parent and/or Buyer that the Second Earn-Out Statement is true and correct in all material respects.  The Shareholders’ Representative shall have thirty (30) calendar days to dispute the computations set forth in the Second Earn-Out Statement by written notice to Parent and/or Buyer (a “Second Earn-Out Objection Notice”).  During such 30-day period, the Shareholders’ Representative may examine, during normal business hours, such books, records and accounts of the Company as reasonably necessary to verify the accuracy of the Second Earn-Out Statement.  The failure of the Shareholders’ Representative to provide Parent and/or Buyer a Second Earn-Out Objection Notice within such 30-day period shall constitute acceptance by the Shareholders’ Representative of the computations reflected in the Second Earn-Out Statement.  The Second Earn-Out Statement shall become the “Second Earn-Out Final Statement” upon the earlier of: (A) failure of the Shareholders’ Representative to provide Parent and/or Buyer a Second Earn-Out Objection Notice within the prescribed 30-day period; (B) delivery to Parent and/or Buyer of a written notice from the Shareholders’ Representative waiving such right to object; or (C) the Accounting Firm’s final determination (as described below).  If Parent and Buyer, on the one hand, and the Shareholders’ Representative, on the other hand, are unable to resolve their disagreement within ten (10) Business Days after Parent’s and/or Buyer’s receipt of a Second Earn-Out Objection Notice, the items in dispute will promptly be referred to the Accounting Firm. The Accounting Firm shall make a determination as to each of the items in dispute, which determination shall be (x) in writing, (y) furnished to Parent and/or Buyer and the Shareholders’ Representative as promptly as practicable after the items in dispute have been referred to the Accounting Firm, and (z) conclusive and binding on Parent and Buyer, on the one hand, and the Shareholders’ Representative, on the other hand.  The fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of the Second Earn-Out Shares shall be borne, in their entirety, by the party whose calculation of the Second Earn-Out Shares as initially submitted to the Accounting Firm is furthest away from the Second Earn-Out Shares as finally determined by the Accounting Firm.

(iii)           No later than five (5) Business Days following the Company’s completion of its Unaudited Financials for the Third Earn-Out Period, Parent and/or Buyer shall deliver to the Shareholders’ Representative a statement showing, with reasonable detail, the computation of the Third Earn-Out Shares, including, without limitation, each of the preliminary calculations necessary to determine the Third Earn-Out Shares (the “Third Earn-Out Statement”).  The Third Earn-Out Statement shall be accompanied by a certificate signed by an officer of Parent and/or Buyer that the Third Earn-Out Statement is true and correct in all material respects.  The Shareholders’ Representative shall have thirty (30) calendar days to dispute the computations set forth in the Third Earn-Out Statement by written notice to Parent and/or Buyer (a “Third Earn-Out Objection Notice”).  During such 30-day period, the Shareholders’ Representative may examine, during normal business hours, such books, records and accounts of the Company as reasonably necessary to verify the accuracy of the Third Earn-Out Statement.  The failure of the Shareholders’ Representative to provide Parent and/or Buyer a Third Earn-Out Objection Notice within such 30-day period shall constitute acceptance by the Shareholders’ Representative of the computations reflected in the Third Earn-Out Statement.  The Third Earn-Out Statement shall become the “Third Earn-Out Final Statement” upon the earlier of: (A) failure of the Shareholders’ Representative to provide Parent and/or Buyer a Third Earn-Out Objection Notice within the prescribed 30-day period; (B) delivery to Parent and/or Buyer of a written notice from the Shareholders’ Representative waiving such right to object; or (C) the Accounting Firm’s final determination (as described below).  If Parent and Buyer, on the one hand, and the Shareholders’ Representative, on the other hand, are unable to resolve their disagreement within ten (10) Business Days after Parent’s and/or Buyer’s receipt of a Third Earn-Out Objection Notice, the items in dispute will promptly be referred to the Accounting Firm. The Accounting Firm shall make a determination as to each of the items in dispute, which determination shall be (x) in writing, (y) furnished to Parent and/or Buyer and the Shareholders’ Representative as promptly as practicable after the items in dispute have been referred to the Accounting Firm, and (z) conclusive and binding on Parent and Buyer, on the one hand, and the Shareholders’ Representative, on the other hand.  The fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of the Third Earn-Out Shares shall be borne, in their entirety, by the party whose calculation of the Third Earn-Out Shares as initially submitted to the Accounting Firm is furthest away from the Third Earn-Out Shares as finally determined by the Accounting Firm.

1.6           Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place:  (a) at the offices of Sheppard Mullin Richter & Hampton  LLP, Four Embarcadero, 17th Floor, San Francisco, California, at 10:00 a.m., local time, on December 16, 2010; or (b) at such other time, on such other date and at such other place as may be mutually agreed upon by Buyer and the Shareholders.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”

1.7           Deliveries at the Closing.  In addition to the other requirements set forth herein, at the Closing:

(a)           The Company or the Shareholders, as applicable, shall cause each of the following to be delivered to Buyer:

(i)           one or more certificates representing the Shares, and any other documents that are necessary to transfer to Buyer good, valid and marketable title to all the Shares free and clear of all Liens;

(ii)           instruments evidencing the resignation of the directors and officers of the Company;

(iii)          General Releases from each officer and director of the Company, as well as the Shareholders, duly executed by the applicable releasor;

(iv)          a Guaranty duly executed by each of John Spruce, Robert Anderson and David Brown;

(v)           a certificate duly executed by the Secretary of the Company certifying as to:  (A) the full force and effect of resolutions of its board of directors attached thereto as exhibits evidencing the authority of the Company to consummate the transactions contemplated by this Agreement; (B) the full force and effect of the articles/certificate of incorporation and bylaws of the Company attached thereto as exhibits; and (C) the incumbency and signature of the officers of the Company who have executed this Agreement;

(vi)          certificates from appropriate government officials (each dated as of a recent date) certifying as to the good standing of the Company in New Mexico;

(vii)         the FIRPTA Certificate called for by Section 2.7(o);

(viii)        the Escrow Agreement, duly executed by the Shareholders’ Representative;

(ix)           evidence of termination of the Company’s sponsored 401(k) Plan;

(x)            the New Lease, duly executed by the Company and the landlord party thereto;

(xi)           the Noncompetition Agreements duly executed by John Spruce (Exhibit C-1), Dave Brown (Exhibit C-2), and Robert Anderson (Exhibit C-2);  and

(xii)          all other instruments and documents reasonably requested by Buyer.

(b)           Buyer shall cause each of the following to be delivered to the Shareholders:

(i)            a certificate duly executed by the Secretary (or Assistant Secretary) of Buyer certifying as to:  (A) the full force and effect of resolutions of its board of directors attached thereto as exhibits evidencing the authority of Buyer to consummate the transactions contemplated by the this Agreement; (B) the full force and effect of the certificate of incorporation and bylaws of Buyer attached thereto as exhibits; and (C) the incumbency and signature of the officers of Buyer who have executed this Agreement;

(ii)           a certificate from an appropriate government official (dated as of a recent date) certifying as to the good standing of Buyer in its jurisdiction of organization;

(iii)           the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(iv)          all other instruments and documents reasonably requested by the Shareholders.

1.8           Purchase Price Adjustment.

(a)           On the Closing Date, the Company shall:  (i) determine the Estimated Closing Working Capital; and (ii) deliver to Buyer a written statement (the “Preliminary Statement”) setting forth in reasonable detail the calculation by the Company thereof and the computations used in connection therewith.

(b)           The Base Cash Consideration shall be (i) increased by the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital and (ii) decreased by the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.  Notwithstanding the foregoing, the Base Cash Consideration shall be neither increased nor decreased, as the case may be, unless the amount of excess is greater than $250,000 and then only by the amount in excess of $250,000.

(c)           Within 75 days after the Closing Date, Buyer shall prepare and deliver to the Shareholders’ Representative a written statement (the “Statement”) setting forth in reasonable detail its calculation of Closing Working Capital, as determined in accordance with GAAP and consistent with the methodologies used in the preparation of the Preliminary Statement.

(d)           During the 30-day period following the receipt by the Shareholders’ Representative of the Statement, the Shareholders’ Representative shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of Buyer, the Company and, if relevant, its independent auditors relating to the preparation of the Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Statement.  The Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, except to the extent that the Shareholders’ Representative gives written notice of disagreement with the Statement (the “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of Closing Working Capital is mathematically correct and/or has been prepared in accordance with the definition of Closing Working Capital and (B) if independent auditors are engaged by the Shareholders’ Representative in connection with the preparation of the Notice of Disagreement, be accompanied by a certificate of such independent auditors that they concur with each of the positions taken by the Shareholders’ Representative in the Notice of Disagreement.  If a Notice of Disagreement complying with the preceding sentence is received by Buyer in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Buyer and the Shareholders’ Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(e)           During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Buyer and the Shareholders’ Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  During such period, Buyer and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of any independent auditors engaged by the Shareholders’ Representative relating to the preparation of the Notice of Disagreement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Notice of Disagreement.  If, at the end of such 30-day period, the differences as specified in the Notice of Disagreement are not resolved, the Shareholders’ Representative and Buyer shall promptly submit such differences that remain in dispute to BDO Seidman, LLP (the “Accounting Firm”) for review and resolution.  In resolving any disputed item, the Accounting Firm shall:  (i) be bound by the provisions of this Section 1.8 and the definitions of Closing Working Capital; (ii) limit its review to matters still in dispute as specifically set forth in the Notice of Disagreement (and only to the extent such matters are still in dispute following such 30-day period); and (iii) further limit its review solely to whether the Statement has been prepared in accordance with this Section 1.8.  The determination of any item that is a component of Closing Working Capital is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Statement or the Notice of Disagreement (or, if different, the value claimed by the relevant party at the end of such 30-day period).  The Shareholders’ Representative and Buyer shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm.  The Shareholders’ Representative and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Working Capital pursuant to this Section 1.8 shall be borne, in its entirety, by the party whose calculation of Closing Working Capital as initially submitted to the Accounting Firm is furthest away from Closing Working Capital as determined by the Accounting Firm.  The fees and expenses of the Buyer’s independent auditors (if any) incurred in connection with the issuance of the Statement shall be borne by the Buyer, and the fees and expenses of the independent auditors of the Shareholders’ Representative incurred in connection with their review of the Statement shall be borne by the Shareholders.

(f)           If the Final Purchase Price is greater than the Base Purchase Price, Buyer shall, within five Business Days after the final determination of Closing Working Capital, make payment to the Shareholders’ Representative, by wire transfer of immediately available funds, of the amount of such excess, together with interest thereon at the rate of 6% per annum (the “Rate”), calculated on the basis of the actual number of days elapsed and a 360-day year, from the Closing Date to the date of actual payment, compounded annually.  If the Final Purchase Price is less than the Base Purchase Price, the Shareholders’ Representative shall, within five Business Days after the final determination of Closing Working Capital, make payment to Buyer by wire transfer of immediately available funds, of such excess, together with interest thereon at the Rate, calculated on the basis of the actual number of days elapsed and a 360-day year, from the Closing Date to the date of actual payment, compounded annually.  Buyer and the Shareholders’ Representative agree that if any amounts are owed by the Shareholders to Buyer under this Section 1.8(f), Buyer shall first proceed against the Escrow Amount being held by the Escrow Agent pursuant to the Escrow Agreement in order to recover such amounts and, thereafter, Buyer may proceed directly against the Shareholders.

(g)           Any payment required to be made under this Section 1.8 shall be deemed an adjustment to the Final Purchase Price.

1.9           Withholding Taxes.  To the extent required by applicable Law, Buyer shall be entitled to deduct and withhold any Taxes required to be withheld from any payments due to the Shareholders at any time pursuant to this Article I; and such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

The Shareholders (other than New Tech, Quatro and Richard Hunter), jointly and severally, New Tech, Quatro and Richard Hunter, severally but not jointly, and the Company hereby represent and warrant as follows, subject to such exceptions as are specifically disclosed in the disclosure schedules supplied by the Company to Buyer and dated as of the date hereof (the “Disclosure Schedules”):

2.1           Organization and Good Standing

.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico and has the requisite corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted and currently contemplated to be conducted.  The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.  Prior to the date of this Agreement, the Company has delivered to Buyer complete and correct copies of its articles/certificate of incorporation and bylaws, each as presently in effect.

2.2           Capitalization.

(a)           The authorized capital of the Company consists of 1,000,000 shares of common stock, $0.01 par value, of which 433,594 shares are issued and outstanding and none are held in treasury.  As of the Closing, the Shares shall constitute all the issued and outstanding shares of capital stock of the Company, and each Shareholder owns the Shares set forth next to its or his name on Exhibit B.  The Shares have been duly and validly authorized and issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right or of any federal or state securities law.  There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock or any debt securities of the Company  or any securities convertible into, or other rights to acquire, any capital stock or debt securities of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of the Shares or any other securities or rights.  The Company has not created any “phantom shares,” share appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of capital stock of the Company.  The Company does not have outstanding debt or debt instruments providing for voting rights with respect to the Company to the holders thereof.  No Shareholder or any other Person is entitled to any preemptive or similar rights to subscribe for capital stock of the Company.  The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company.

(b)           The Company has no Subsidiaries.  The Company has no investments in, or joint venture agreements with, any other Person.

2.3           Authority, Approvals, Enforceability and Consents.

(a)           The Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or its Shareholders are necessary to authorize and approve this Agreement and the transactions contemplated hereby.

(c)           This Agreement has been duly executed and delivered by the Company and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)           The execution, delivery and performance by the Company and the Shareholders of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i)           contravene any provision of the articles of incorporation, bylaws or other organizational documents of the Company;

(ii)           (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which the Company is a party or by which any of its properties or assets are bound or otherwise subject or, except as set forth in Section 2.3 of the Disclosure Schedules, require any consent or waiver of any party to any such Contract;

(iii)           result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of the Company;

(iv)           violate or conflict with, in any material respect, any Law applicable to the Company or its businesses or properties; or

(v)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

(e)           No authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority is necessary to be obtained or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner that is consistent with the manner in which they are conducted and used.

2.4           Financial Statements.

(a)           The Company prior to the date of this Agreement has delivered to Buyer a true, correct and complete copy of:

(i)           the unaudited balance sheets of the Company as of December 31, 2007, 2008 and 2009, and the related unaudited statements of operations, shareholders’ equity and cash flows for the fiscal years ended on such dates; and

(ii)           the unaudited balance sheet of the Company as of November 30, 2010, and the unaudited statements of operations, shareholders’ equity and cash flows for the nine-month period ended on such date;

(all the foregoing financial statements, including any notes thereto being referred to herein collectively as the “Company Financial Statements”).  The Company Financial Statements are in accordance with the books and records of the Company and fairly present the financial position, results of operations, shareholders’ equity and cash flows of the Company as of the dates and for the periods indicated.  The books and accounts of the Company are complete and correct and fully and fairly reflect all of the transactions of the Company.

(b)           The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           Since January 1, 2008, neither the Company nor, to the Knowledge of the Shareholders and the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the Company Financial Statements or the internal accounting controls of the Company, including any written or oral complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.  No attorney representing the Company, whether or not employed by the Company has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its respective Representatives to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

2.5           Absence of Undisclosed Liabilities.  Except as set forth in Section 2.5 of the Disclosure Schedules, the Company has no obligation, liability or commitment of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a obligation, liability or commitment, except for (a) obligations, liabilities and commitments reflected or reserved against in the unaudited balance sheet as of November 30, 2010 (the “Balance Sheet Date”) included in the Company Financial Statements (the “Company Balance Sheet”), and (b) current liabilities incurred in the Ordinary Course after the Balance Sheet Date that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect.

2.6           Absence of Certain Changes.  Since the Balance Sheet Date, the Company has conducted business only in the Ordinary Course and:

(a)           except as set forth in Section 2.6(a) of the Disclosure Schedules, there has been no:

(i)           development, change, event or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

(ii)           physical damage, destruction or loss in an amount exceeding $10,000 in the aggregate affecting the assets of the Company that is not covered by insurance or has not been remedied within 30 days;

(b)           except as set forth in Section 2.6(b) of the Disclosure Schedules, the Company has not, directly or indirectly:

(i)           amended or otherwise changed its articles of incorporation, bylaws or other organizational documents;

(ii)           (A) issued, granted or sold of any shares or other equity or debt securities, (B) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares or other equity or debt securities, (C) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this paragraph (ii), or (D) made any other changes in its capital structure;

(iii)           declared, set aside or paid any dividend or other distribution (whether in cash, shares, property or any combination thereof) in respect of any shares or other equity or debt securities, or purchase, redeem or otherwise acquire, any shares;

(iv)           made any capital expenditures (including expenditures for additions to plant, property and equipment) or appropriations or commitments with respect thereto;

(v)           created, incurred or assumed any indebtedness for money borrowed or obligations in respect of capital leases;

(vi)           paid, discharged or satisfied claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) which involve payments or commitments to make payments exceeding $20,000 in the aggregate, other than (A) liabilities or obligations incurred in the Ordinary Course and (B) scheduled repayments of current portions of and interest on long-term indebtedness, the estimated amounts of which payments (which in the case of interest payments on variable rate debt have been projected on the basis of rates currently in effect) have prior to the execution of this Agreement been disclosed by the Company to Buyer in a writing which specifically refers to this Section;

(vii)         assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person;

(viii)        entered into any transaction or series of related transactions, whether or not in the Ordinary Course, involving total payments to or by it of, or involving the acquisition or disposition by it of property, assets or rights having a value of, more than $20,000 in the aggregate;

(ix)           approved or put into effect any increase in compensation or benefits payable to any of its employees, made any bonus payment to any of its employees, entered into or adopted a new Benefit Plan, or amended any Benefit Plan to increase the amount of compensation or benefits payable thereunder;

(x)           changed its accounting methods, principles or practices, except as required by GAAP;

(xi)           waived any right or entered into any one or more transactions that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

(xii)           mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets;

(xiii)        changed or modified any of the following:  (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (C) payment policies, procedures and practices with respect to accounts payable;

(xiv)        sold or transferred any of its assets (including, without limitation, any Intellectual Property), other than the sale of inventory in the Ordinary Course);

(xv)         settled any Tax Audit or other proceeding, made or changed any Tax accounting or recording method or election or filed any amended Tax Return; or

(xvi)         authorized any of, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

2.7           Taxes.

(a)           The Company has timely filed (or has had filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects.  The Company has paid, or has made adequate provision in the Company Balance Sheet in accordance with GAAP for the payment of, all Taxes that were due and payable.  The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability set forth on the face of the Company Balance Sheet (rather than in any notes thereto).  Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course.

(b)           There is no lien for Taxes upon any property or assets of the Company, except for Taxes not yet due, for which adequate reserves have been established in accordance with GAAP or which are being contested in good faith.

(c)           There are no federal, state, local or foreign Tax Audits currently pending with regard to any Taxes or Tax Returns of the Company for which the Company received written notice thereof and, to the Knowledge of the Shareholders and the Company, no such Tax Audit is threatened.  No claim has ever been made by a Tax Authority in writing to the Company in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Prior to the date of this Agreement, the Company has delivered or made available to Buyer complete and accurate copies of Tax Returns of the Company and their predecessors for all open years and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any predecessor since January 1, 2007.

(d)           There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any matter relating to Taxes is currently in force.  The Company has neither requested nor received a ruling from, or entered into a closing or other agreement with, any Tax Authority that could affect the Tax liability of the Company for any period or portion thereof after the Closing Date.

(e)           The Company is not a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that shall remain in force after the Closing Date, and the Company shall have no liability after the Closing Date for Taxes pursuant to any such agreement or as a result of the termination of any such agreement.

(f)           The Company is not a party to or partner in any entity, joint venture, partnership, trust or other arrangement or contract that is or could be treated as a disregarded entity, partnership or trust for federal income tax purposes.

(g)           Section 2.7(g) of the Disclosure Schedules contains a list of all jurisdictions (whether foreign or domestic) in which the Company currently files Tax Returns and each type of Tax for which such Tax Returns are so filed.  The Company is not required to file Tax Returns in any jurisdiction not listed in Section 2.7(g) of the Disclosure Schedules, nor is the Company required to file Tax Returns in any jurisdiction that is listed on in Section 2.7(g) of the Disclosure Schedules for a type of Tax for which Tax Returns are not filed by it in such jurisdiction.  Except as set forth in in Section 2.7(g) of the Disclosure Schedules, the Company does not have a permanent establishment in any foreign country.

(h)           The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U. S. income Tax law) executed on or prior to the date hereof, (ii) installment sale or open transaction disposition made on or prior to the date hereof, (iii) prepaid amount received on or prior to the date hereof, (iv) deferred intercompany income or gain or excess loss account pursuant to any Treasury Regulation promulgated under Section 1502 of the Code or any similar state, local or foreign law or regulation, (v) change in accounting method for a taxable period ending on or before the date hereof, or (vi) other similar items.  For purposes of this representation, the term “material item” shall mean an item which equals or exceeds $10,000 in the aggregate.

(i)           None of the assets of the Company constitutes tax exempt bond financed property or tax exempt use property, within the meaning of Section 168(h) or 470(c)(2) of the Code.  The Company is not a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986.  The Company uses the “percentage of completion” for determining the taxable income of all significant fixed price contracts.  The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.  The Company has proper receipts, within the meaning of Treasury regulation Section 1.905-2, for any non-United States Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes.

(j)           The Company has not:  (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any of the assets of the Company; (ii) agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (excluding those that may result from the purchase of the Shares contemplated by this Agreement); or (iii) made any similar election or is required to apply any similar rules under any comparable state, local or foreign Tax provision.

(k)           The Company has not been a member of an affiliated group filing a consolidated, combined, group or unitary income Tax Return for any period for any federal, state, local or foreign Tax purpose (other than a group for which the Company is the parent).  The Company has no liability for the Taxes of any other person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(l)           Except as set forth in Section 2.7(l) of the Disclosure Schedules, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and has complied with all applicable information reporting requirements.

(m)           The Company has not distributed the stock or shares of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code, and the ownership shares of the Company have not been distributed in a transaction intended to satisfy the requirements of Section 355 of the Code.

(n)           The Company has either (i) adequately disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code, or (ii) relied upon substantial authority, within the meaning of Section 6662 as in effect at the time of the filing of said Tax Returns, for the taking of such positions.  The Company has not participated in any “reportable transaction” as defined under Treasury Regulations Section 1.6011-4, any predecessor provision, or any similar foreign, state or local law or regulation; nor is the Company required to maintain a list pursuant to Section 6112 of the Code, any Treasury Regulations promulgated thereunder, or any similar foreign, state or local law or regulation.

(o)           The Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  The Shareholders are not foreign persons subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder.  The Company has delivered to Buyer a certificate (the “FIRPTA Certificate”), which complies with the requirements of regulations promulgated under Section 1445 of the Code.

(p)           The Company has not acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor (or, if lower, fair market value as of the time of such acquisition).  The Company is not and has not ever been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(q)           The Company has complied in all material respects with the provisions of Section 482 of the Code and the Treasury Regulations thereunder, and any comparable provisions of state, local or foreign Tax law, including without limitation requirements thereof concerning documentation of pricing methodology.

(r)           The Company has never had any Subsidiaries other than Vibrant, Inc., which is no longer owned by the Company.

2.8           Legal Matters.

(a)           (i) There is no claim, action, arbitration, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding (collectively, “Claims”) pending against, or, to the Knowledge of the Shareholders and the Company, threatened against or affecting, the Company or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority and (ii) the Company is not operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, “Judgments”) of any Government Authority.

(b)           The business of the Company is being conducted in all material respects in compliance with all Laws applicable to the Company and its business and properties.

(c)           The Company owns or holds all Permits material to the conduct of its business.  The Company is in all material respects in compliance with all Permits required by all applicable Laws.  Section 2.8(c) of the Disclosure Schedules lists all Permits owned or held by the Company.  No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any Permit held by the Company.

(d)           The Company has not received any notice asserting any noncompliance with any Law or Permit.  The Company has no Knowledge of any Law proposed or under consideration that, if effective, individually or in the aggregate, would have or is reasonably likely to have, a Material Adverse Effect.  No governmental, administrative or judicial authority has indicated any intention to initiate any investigation, inquiry or review involving the Company or any of its properties or rights.

2.9           Real Property.

(a)           The Company does not own, nor has it ever owned, any real property.

(b)           Section 2.9(b) of the Disclosure Schedules lists as of the date of this Agreement all Real Property Leases.  The real property described in Section 2.9(b) of the Disclosure Schedules is referred to as the “Leased Real Property.”  Copies of all written (and summaries of all oral) Real Property Leases have been provided to Buyer prior to the date of this Agreement.

(c)           Leased Real Properties and their physical condition are suitable for their current use by the Company.

(d)           All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property are in good condition, ordinary wear and tear excepted and are suitable for their current use.

(e)           There are adequate sanitary and storm sewer, public water, gas, electrical, telephone and other utilities and facilities at each of the Leased Real Properties, and the Company has not received notice from any provider of such services of any changes required to any facilities used in connection with such utilities.  The Company has no Knowledge of any pending or threatened moratoriums or restrictions that are reasonably likely to adversely affect the cost or availability of any public utilities.

(f)           The Company enjoys peaceful and undisturbed possession of each Leased Real Property.

(g)           There are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties, nor has any notice of such a proposed condemnation been received by the Shareholders or the Company.

(h)           The Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(i)           With respect to the Leased Real Property, all options to renew, rights of first offer and rights of first refusal exercisable prior to the date of this Agreement have been properly exercised.

(j)           Prior to the date of this Agreement, the Company has delivered to Buyer copies of all subleases (collectively, the “Subleases” ) entered into by the Company.  All Real Property leases and Subleases are, and have been for the terms thereof, in good standing and in full force and effect, and all necessary consents with respect thereto have been obtained.

2.10         Inventory.  All inventories, net of reserves, reflected on the Company Balance Sheet or arising since the Balance Sheet Date, are currently marketable and are good and usable in connection with the business of the Company as presently conducted.  The value of all inventory used or held for use by the Company that is obsolete, slow moving, excess or of below-standard quality has been written down to net realizable value or adequate reserves have been provided therefor.  The values at which such inventories are carried are in accordance with GAAP consistently applied.  The amount and mix of items in the inventories of supplies, in process and finished products are consistent with the business practice of the Company.

2.11         Intellectual Property.

(a)           Section 2.11(a) of the Disclosure Schedules lists (1) all Domain Names of which the Company is the registrant or of which a third party is the registrant for the benefit of the Company (collectively, the “Company Registered Domain Names”); (2) all registered Marks and pending applications for registration of Marks owned by the Company (collectively, the “Company Registered Marks”); (3) all Patents owned by the Company (collectively, the “Company Patents”); (4) all registered Copyrights and all pending applications for registration of Copyrights by the Company (collectively, the “Company Registered Copyrights” and, together with the Company Registered Domain Names, the Company Registered Marks and the Company Patents, the “Company Registered IP”)and (5) any other Intellectual Property owned or used by the Company in the conduct of its business and/or operations.  Neither the Company Registered IP nor any other Intellectual Property owned or, to the Knowledge of the Shareholders and the Company, used by the Company (the Company Registered IP, together with all other Intellectual Property owned by the Company, the “Company IP”) infringes upon or misappropriates or violates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any Third Party provided, however, that with respect to Patents, the foregoing representation is made to the Knowledge of the Shareholders and the Company.  None of the Company IP has been the subject of a judicial finding or opinion, nor has the Company received any written notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property.  No claim or notice has been asserted against the Company in writing or, to the Knowledge of the Shareholders and the Company, orally, that the conduct of the business of the Company as currently conducted infringes in any material respect upon or misappropriates the Intellectual Property rights or the confidential and proprietary information, including Trade Secrets, of any Third Party, in each case, except with respect to claims or notices that have been fully resolved.  The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the Company Registered IP, and all documents, recordations and certificates necessary to be filed by the Company to maintain the effectiveness of the Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, so that no item required to be listed in in Section 2.11(a) of the Disclosure Schedules, has lapsed, expired or been abandoned or canceled other than in the Ordinary Course.

(b)           The Company has used commercially reasonable efforts to protect its rights and the secrecy of its confidential information and Trade Secrets, including by requiring that all employees, consultants and independent contractors who are involved in the creation of Intellectual Property for the Company enter into non-disclosure and invention assignment agreements.

(c)           The Company owns all right, title and interest in and to the Company Registered IP, or has a valid license to use (if required), each other item of Intellectual Property currently used by the Company in the business of the Company and is entitled to use any such Company Registered IP or other Intellectual Property used in the operation of the business of the Company as currently conducted to the extent such use is material to such business.

(d)           There are no claims asserted or threatened by the Company that a Third Party infringes, misappropriates or otherwise violates any of the Company IP.

(e)           The Company IP, together with the rights granted to the Company under any “shrink-wrap” or “click-wrap” license agreements relating to software desktop applications, are sufficient for the continued conduct of the business of the Company after the Closing Date in the same manner as it was conducted prior to the Closing Date in all material respects.

2.12           Insurance.  Section 2.12 of the Disclosure Schedules lists as of the date of this Agreement all policies of title, property, fire, casualty, liability, life, business interruption, product liability, sprinkler and water damage, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company (the “Insurance Policies”).  Prior to the date of this Agreement, the Company has furnished to Buyer true and complete copies of all such policies.  All of the Insurance Policies are in full force and effect and are maintained with reputable insurance carriers, and the Company has made all payments required to maintain the Insurance Policies in full force and effect.  The Company has not received notice of default under any Insurance Policy, nor has it received written notice or, to the Company’s Knowledge, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

2.13           Company Agreements.

(a)           Section 2.13(a) of the Disclosure Schedules lists as of the date of this Agreement (i) each Company Agreement that is material to the business, assets, liabilities, results of operation, operations, financial condition or EBITDA of the Company taken as a whole, and (ii) without regard to materiality, each of the following:

(i)             any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company;

(ii)           any guaranty, direct or indirect, primary or secondary, by the Company of any obligation for borrowings or otherwise, excluding endorsements made for collection in the Ordinary Course;

(iii)           any Company Agreement made other than in the Ordinary Course;

(iv)           any Company Agreement providing for the grant of any preferential rights to purchase or lease any of the assets of the Company;

(v)           any Company Agreement providing for any obligation to register any shares or other securities of the Company with the Securities and Exchange Commission or the State of New Mexico or otherwise relating to such other securities;

(vi)           any Company Agreement providing for any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)         any Company Agreement that is a collective bargaining agreement with any labor union;

(viii)        any Company Agreement providing for any lease or similar arrangement for the use by the Company of personal property involving payments of in excess of $10,000 per annum;

(ix)           any Company Agreement to which any Insider is a party;

(x)           any Company Agreement with a term in excess of one year or providing for aggregate payments in excess of $10,000 or $35,000 by the Company with respect to such Company Agreements that are not otherwise listed on in Section 2.13(a) of the Disclosure Schedules;

(xi)           any Company Agreement that contains a non-competition provision relating to the business of the Company (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) or any other Contract restricting the right of the Company (or, at any time after the consummation of the Closing, Buyer or any of its Affiliates) to conduct business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, or that grants the other party or any third Person “most favored nation” status;

(xii)          any Company Agreement that is a partnership, joint venture or similar agreement; and

(xiii)        any Company Agreement relating to the acquisition or disposition of any business.

(b)           Copies of all written Company Agreements referred to in Section 2.13(a) of the Disclosure Schedules have been delivered to Buyer prior to the date of this Agreement, and the Company has prior to the date of this Agreement provided Buyer with accurate and complete written summaries of all such Company Agreements that are unwritten.

(c)           All of the Company Agreements are in full force and effect and are valid and binding on and enforceable against the Company in accordance with their terms and, to the Knowledge of the Shareholders and the Company, on and against the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)           The Company is not, and, to the Knowledge of the Shareholders and the Company, no other party to any Company Agreement is, in breach of, or default under, any Company Agreement and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Agreement.

(e)           The Company has not waived any right under any Company Agreement.

(f)           There are no unresolved disputes under any Company Agreement.

(g)           The Company has not given to or received from any other Person, at any time since January 1, 2009, any notice or other written communication regarding any actual, alleged, possible or potential violation or breach or, or default under, any Company Agreement.

2.14           Labor Relations.

(a)           Section 2.14(a) of the Disclosure Schedules lists as of November 30, 2010 all employees of the Company, including for each such employee, his or her (i) name; (ii) job title; (iii) status as a full-time or part-time employee; (iv) base salary or wage rate; (v) bonus entitlement; (vi) years of service; and (vii) whether or not each such employee is actively at work and, if not, the reason that such employee is not actively at work.

(b)           Section 2.14(b) of the Disclosure Schedules lists as of November 30, 2010 all individuals who perform services for the Company as an independent contractor or a leased employee, the services they perform, their rate of compensation and any bonus entitlement and their respective federal EIN and New Mexico CRS tax numbers.

(c)           (i) No employee of the Company is covered by a collective bargaining agreement; (ii) no employee of the Company is, or within the last three years has been represented by a union or other labor organization, association or bargaining agent; and (iii) to the Knowledge of the Shareholders and the Company, no employee organizing efforts are now being conducted or pending with respect to employees of the Company.  Within the last three years, there has been no strike, work stoppage, work slowdown or other material labor dispute with respect to employees of the Company, nor to the Knowledge of the Shareholders and the Company, is any such action threatened.  The Company is not involved in any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company and, to the Knowledge of the Shareholders and the Company, no such dispute, arbitration or proceeding is threatened.

(d)           The Company has paid or made provision for the payment of all salaries and accrued wages and have complied in all material respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and have withheld and paid to the appropriate governmental authority, or are holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of the employees of the Company.

(e)           There are no claims or disputes pending or, to the Knowledge of the Shareholders and the Company, threatened by any current or former employee of the Company in relation to his or her employment with, or termination of employment from, the Company (including, without limitation, any claim of discrimination).

2.15         Employee Benefit Plans.

(a)           Section 2.15(a) of the Disclosure Schedules lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all other employee benefit plans, arrangements and policies, including all shares option, shares purchase, shares award, shares appreciation, phantom shares, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plans, arrangements and policies, and (iii) all employment, consulting or change-in-control agreements, in each case, that is sponsored or maintained by the Company or any of its Affiliates, or to which the Company, or any of its Affiliates is a party, contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Company or their beneficiaries or dependents, whether or not written (“Benefit Plans”).  Neither the Company, nor any of its Affiliates has communicated to present or former employees of the Company or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan.  No Benefit Plan covers employees other than employees of the Company.

(b)           The Company has made available to Buyer complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, any employee handbook applicable to employees of the Company, and, with respect to each Benefit Plan, the current summary plan description, all related trust agreements and insurance contracts, the latest IRS determination letter or opinion letter for each Benefit Plan intended to be qualified under Code Section 401(a), the last three annual financial statements, and the last three annual reports on IRS Form 5500 (including all required schedules and accountant’s opinions).

(c)           Each Benefit Plan is and has been operated and administered in all material respects in accordance with its terms and all applicable Laws.  Each Benefit Plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter or opinion letter from the IRS as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan.  Each Benefit Plan that is subject to Section 409A of the Code has been operated in accordance with the requirements of Section 409A of the Code.

(d)           All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.

(e)           No Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or applicable state law.

(f)           Since January 1, 2009, there has been no change in any Benefit Plan, or its related funding vehicle, which would significantly increase the cost of the Company, or the benefits payable, with respect to such plan.

(g)           No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and the Company has no liability (contingent or otherwise) with respect to any such plan.

(h)           No Benefit Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA or a plan subject to Section 412 of the Code, and the Company has no liability (contingent or otherwise) with respect to any such plan.

(i)            No event has occurred and no condition exists with respect to any Benefit Plan which could subject any Benefit Plan, or the Company, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code and otherwise exempt under Section 408 of ERISA, or a tax, penalty or fine under ERISA or the Code.

(j)           No actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending with respect to any Benefit Plan or, to the Knowledge of the Shareholders and the Company, threatened, and the Company has no Knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the Ordinary Course).  No Benefit Plan is currently under governmental investigation or audit and, to the Knowledge of the Shareholders and the Company, no such investigation or audit is contemplated or under consideration.

(k)           No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any Affiliate of the Company (other than a Benefit Plan) which could subject the Company to liability, under Section 412 and 4980B of the Code or Title I or IV of ERISA.

(l)            Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company.  No payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(m)           Substantially adequate and complete records have been and are maintained with respect to each Benefit Plan and are in the custody of the Company or a third party service provider retained by the Company.

2.16         Transactions with Insiders.  Section 2.16(a) of the Disclosure Schedules describes all Contracts between the Company, on the one hand, and one or more Insiders, on the other hand, and Section 2.16(b) of the Disclosure Schedules describes all transactions (including any payments) between the Company, on the one hand (“Insider Transactions”), and any Insider, on the other hand, that have occurred since January 1, 2008.

2.17         Environmental Matters.

(a)           the Company has complied in all material respects with and is currently in compliance in all material respects with the provisions of all applicable Environmental Laws; and (B) the Leased Real Property is in compliance in all material respects with the provisions of all applicable Environmental Laws;

(b)           to the Knowledge of the Shareholders and the Company, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape on, in, under, or from the Leased Real Property except in compliance with Environmental Laws;

(c)           to the Knowledge of the Shareholders and the Company, (i) there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on the Leased Real Property and (ii) no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes were previously located, contained, used or stored at or on the Leased Real Property;

(d)           the Company has not received, and the Company has no Knowledge of, any notice, order, directive, claim or demand from any Government Authority with respect to: (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any chemical, Hazardous Materials, waste containing any chemical or Hazardous Material, or asbestos; or (B) any actual or potential violation or failure to comply with any Environmental Law;

(e)           neither the Company nor, to the Knowledge of the Shareholders and the Company, any of its predecessors has filed any notice under any Law reporting a release of a chemical, Hazardous Material, or waste containing any chemical or Hazardous Material into the environment;

(f)           neither the Company nor, to the Knowledge of the Shareholders and the Company, any of its predecessors has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(g)           there are no acts or omissions by the Company that give rise to, or are reasonably likely to give rise to, Losses under Environmental Laws.  To the Knowledge of the Shareholders and the Company here are no facts, events or conditions with respect to the past or present operation of the Leased Real Property that interfere or prevent continued compliance with, or that give rise to any action, suit, claim or proceeding under, or that are reasonably likely to interfere with or prevent continued compliance with, or that are reasonably likely give rise to any action, suit, claim or proceeding under, Environmental Laws; and

(h)           There have been no Hazardous Materials generated by the Company or, to the Knowledge of the Shareholders and the Company, any of its predecessors that have been disposed of or come to rest at any site that has been included in any published federal, state or local priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party.

(i)           The Company has made available to Buyer all:  (i) copies of all reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company since January 1, 2007 pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Company or any environmental consultant engaged by it since January 1, 2007.

(j)           The Leased Real Property is not subject to any Lien securing the costs of any Remedial Action arising under or in compliance with Environmental Laws.

2.18         OSHA Matters.  The Company is in compliance in all material respects with the requirements of the Occupational Safety and Health Act and the regulations promulgated thereunder and any similar Laws or regulations of any state or local jurisdiction (“OSHA”).  The Company has not received any citation from the Occupational Safety and Health Administration or any comparable administration of any state or local jurisdiction (an “Administration”) or any Administration inspector setting forth any respect in which the facilities or operations of the Company are not in compliance with OSHA, or the regulations under such act, which non-compliance has not been corrected or remedied to the satisfaction of such Administration or inspector.  Section 2.18(a) of the Disclosure Schedules lists all citations heretofore issued to the Company under OSHA and correspondence from and to such Administration and any Administration inspectors during the past five years.

2.19         Title; Condition of Assets.

(a)           The Company has good and marketable title to or valid leasehold or license shares in all of the assets and properties that it purports to own, lease or license (including those assets reflected on the Company Financial Statements and all of its Intellectual Property), free and clear of any and all Liens other than Permitted Liens.  Such assets and properties (i) constitute all of the assets and properties which are owned, used or held for use in the conduct by the Company of its business as it is currently conducted and (ii) are suitable for the purposes for which they are currently used.  No Insider has any right in or to any of the assets and properties which are owned, used or held for use in the conduct by the Company of its business as it is currently conducted.  A list of the Company’s assets is set forth on in Section 2.19 of the Disclosure Schedules.  Without limiting the foregoing, the Company has good and marketable title to or valid leasehold or license interests in the property described on in Section 2.19 of the Disclosure Schedules, free and clear of any and all Liens other than Permitted Liens.

(b)           The tangible personal property of the Company is in good working condition and repair, reasonable wear and tear excepted.

2.20         Suitability.  Neither the Company, nor any of its directors and officers, nor the Shareholders or, to the Knowledge of the Shareholders and the Company, any other Affiliate of the foregoing (a) has ever been convicted of, pled no contest to or, to Knowledge of the Shareholders and the Company, indicted for any felony or any crime involving fraud, misrepresentation, bribery or moral turpitude, (b) is subject to any Judgment barring, suspending or otherwise limiting the right of such Person to engage in any activity or (c) has ever been denied any Permit affecting the ability of such Person to conduct any activity currently conducted or currently contemplated to be conducted by such Person, nor, to the Knowledge of the Shareholders and the Company, is there any basis upon which such Permit may be denied.

2.21         Suppliers and Customers.  The Company is not required to provide bonding or any other security arrangements in connection with any transactions with any of its customers, suppliers, and creditors.  Section 2.21 of the Disclosure Schedules lists the top 10 customers (by dollar volume of business received from such customers) of the Company for the fiscal year ended December 31, 2009 and the eleven-month period ended November 30, 2010.  The Company has not received any written or, to the Knowledge of the Shareholders and the Company, oral, notice from any of the customers named in Section 2.21 of the Disclosure Schedules to the effect that any such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

2.22         Bank Accounts, Authorized Signatories.  Section 2.22 of the Disclosure Schedules sets forth the name of each bank in which the Company has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.  Section 2.22(a) of the Disclosure Schedules also sets forth the names and titles of all authorized signatories of the Company for each such account and safe deposit box.

2.23         Brokers.  Neither the Company nor any director, officer or employee of the Company has employed any broker or finder, or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

2.24           Disclosure.  Copies of all documents and other written information referred to herein or in the schedules that have been delivered or made available to Buyer are true and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder.  The representations and warranties contained in Article II do not omit any material facts necessary, in light of the circumstances under which such representations and warranties are made, to make the statements set forth therein not misleading.  To the Knowledge of the Company and the Shareholders, except as expressly set forth in this Agreement and the schedules hereto, there are no other facts which would have a Material Adverse Effect on the operation of the Company or the value of the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
REGARDING THE SHAREHOLDERS

Each Shareholder hereby severally and not jointly represents and warrants to Buyer as follows:

3.1           Ownership of Shares; Title.  Shareholder is the owner of record and beneficially of all of the Shares reflected adjacent his or its name on Exhibit B and Shareholder has, and shall transfer to Buyer at the Closing, good, valid and marketable title to such Shares, free and clear of any and all Liens.

3.2           Capacity, Enforceability and Consents.

(a)           Shareholder has the power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Shareholder and to perform its obligations hereunder and thereunder.

(b)           This Agreement has been and the other Transaction Documents to be executed and delivered by Shareholder at the Closing will, at the Closing, have been duly executed and delivered by Shareholder, and constitute (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of Shareholder enforceable against Shareholder in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(c)           The execution, delivery and performance by Shareholder of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by Shareholder of the transactions contemplated hereby and thereby do not and will not:

(i)           contravene any provisions of Shareholder’s trust instrument, if applicable;

(ii)           (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which Shareholder is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract;

(iii)           violate or conflict with any Law applicable to Shareholder or its properties; or

(iv)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

3.3           Legal Matters.  There is no Claim pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of Shareholder to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which Shareholder is a party.

3.4           Brokers.  Shareholder has not employed any broker or finder and has not incurred and will not incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

3.5           Securities Act of 1933 Matters.

(a)           Shareholder is acquiring the Parent Common Stock under this Agreement for his or its own account and not with a view to any distribution thereof in violation of the Securities Act of 1933 or any state securities Laws.  Shareholder acknowledges and agrees that the Parent Common Stock acquired by him or it pursuant to this Agreement has not been and will not be registered under the Securities Act of 1933 (or any state or foreign securities Laws), and may not be transferred in the absence of a registration under the Securities Act of 1933 or unless an opinion of counsel reasonably satisfactory to Parent is received stating that such transaction is not subject to the registration and/or prospectus delivery requirements of any applicable jurisdiction.

(b)           Shareholder (i) has had an opportunity to discuss Parent’s business, management and financial affairs with Parent’s management and to conduct a complete business, legal and technical due diligence to Shareholder’s satisfaction and (ii) has sufficient knowledge and experience in investing in companies similar to Parent so as to be able to evaluate the risks and merits of an investment in Parent.

(c)           The certificate representing the Parent Common Stock delivered pursuant to this Agreement will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, ANY SUCCESSOR LAW, THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES AND ITS TERRITORIES, POSSESSIONS OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION.  THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NATIONAL TECHNICAL SYSTEMS, INC. IS RECEIVED STATING THAT SUCH TRANSACTION IS NOT SUBJECT TO THE REGISTRATION AND/OR PROSPECTUS DELIVERY REQUIREMENTS OF ANY SUCH JURISDICTION.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Shareholders as follows:

4.1           Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

4.2           Authority, Approvals, Enforceability and Consents.

(a)           Buyer has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors or other governing body of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize and approve this Agreement and the transactions contemplated hereby.

(c)           This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)           The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not:

(i)           contravene any provisions of the articles of incorporation or bylaws of Buyer;

(ii)           (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which Buyer is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract;

(iii)           violate or conflict with any Law applicable to Buyer or its business or its properties; or

(iv)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

4.3           Legal Matters.  There is no Claim pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which Buyer is a party.

4.4           Brokers.  Buyer has not, and no director, officer or employee thereof has, employed any broker or finder, and Buyer has not incurred, and will not incur, any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING PARENT

Parent hereby represents and warrants to the Shareholders as follows:

5.1           Organization and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

5.2           Authority, Approvals, Enforceability and Consents.

(a)           Parent has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors or other governing body of Parent and no other corporate proceedings on the part of Parent are necessary to authorize and approve this Agreement and the transactions contemplated hereby.

(c)           This Agreement has been duly executed and delivered by Parent, and constitutes the legal, valid and binding obligations of Parent enforceable against Parent in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(d)           The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not:

(i)           contravene any provisions of the articles of incorporation or bylaws of Parent;

(ii)           (after notice or lapse of time or both) violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which Parent is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Contract;

(iii)           violate or conflict with any Law applicable to Parent or its business or its properties; or

(iv)           require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority.

5.3           Brokers.  Parent has not, and no director, officer or employee thereof has, employed any broker or finder, and Parent has not incurred, and will not incur, any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.

5.4           SEC Documents.  Parent has made available to the Company and the Shareholders a true and complete copy of (i) Parent’s annual report on Form 10-K for the fiscal year ended January 31, 2010, (ii) all of Parent’s current reports on Form 8-K filed since January 31, 2010, (iii) Parent’s definitive proxy statement mailed to Parent’s Shareholders on May 28, 2010 and (iv) Parent’s quarterly report on Form 10-Q, for the quarter ended October 31, 2010 (collectively, the “SEC Documents”).  The SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.  As of their respective dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.5           Legal Matters.  There is no Claim pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Government Authority that could adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents to which Parent is a party.

ARTICLE VI

COVENANTS

6.1           Announcements.  Each Shareholder and the Company covenants to Buyer and Parent that it will not (and will cause its Affiliates not to) issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Buyer or Parent.

6.2           Confidentiality.  If the Closing occurs, each Shareholder shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for the benefit of any other Person any information, technology, customer lists and other customer information and pricing information, know-how, trade secrets, product formulas, franchises, inventions or other proprietary property in each Shareholder’s possession or control regarding the Company or its business (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other Laws).  The obligations of each Shareholder under this Section 6.2(a) shall not apply to information that (i) is obtained from public information, (ii) is received from a third party not, to the Knowledge of such Shareholder, subject to any obligation of confidentiality with respect to such information, or (iii) is or becomes known to the public, other than through a breach of this Agreement.

6.3           Taxes.

(a)           Subject to other applicable provisions of this Agreement, the Company shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by Law, all Tax Returns of the Company which are due (taking into account all applicable and available extensions) on or prior to the Closing Date.  Such Tax Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices.  No later than 30 days prior to the filing of any such Tax Returns, the Company shall provide to Buyer with copies of such Tax Returns for review and approval, which approval shall not be unreasonably withheld or delayed.

(b)           Buyer shall prepare or cause to be prepared all Tax Returns of the Company not required to be prepared or caused to be prepared by the Company in Section 6.3(a), including Tax Returns for Straddle Period Taxes as defined in Section 6.3(c) below and also including the Income Tax Returns of the Company for the taxable year ending as a result of Closing pursuant to Treasury Regulation Section 1.1502-76(b).  In connection with the Income Tax Returns of the Company for its taxable year ending as a result of Closing, the Shareholders shall provide or cause the Company to provide to Buyer, no later than February 15, 2011, drafts of such Income Tax Returns for the taxable year of the Company ending as a result of the Closing, together with all related tax work papers (including tax depreciation work papers and work papers supporting the domestic Production Activities deduction if applicable).  To the extent that such Tax Returns could form the basis of an indemnity claim against the Shareholders pursuant to this Agreement, such Tax Returns shall be prepared in a manner consistent with past practice (except to the extent counsel for Buyer determines that a Tax Return cannot be so prepared and filed or an item so reported without:

(i)           being subject to penalties;

(ii)           requiring disclosure on IRS Form 1120 (Schedule UTP), IRS Form 8275, IRS Form 8275-R, or any similar state, local or foreign tax return; or

(iii)           requiring addition by Buyer to any reserve for Taxes or disclosure regarding Taxes, required under GAAP).

(c)           For all Tax purposes, Buyer and the Company will, unless prohibited by applicable law, close (any make or cause the Company to make any required election to close) the taxable period of the Company as of the Closing Date (or the day immediately before the date hereof for income tax purposes).  Neither Buyer nor the Company shall take any position inconsistent with the preceding sentence on any Tax Return.  In any case where applicable law does not permit the Company to close its taxable year on the Closing Date or the day immediately before the Closing Date, or in cases where a Tax is assessed with respect to a taxable period which includes the date hereof (but does not begin or end on that day), then such Taxes, if any, attributable to the taxable period of such Company beginning before and ending after the date hereof (“Straddle Period”) shall be allocated (a) to the Shareholders for the period up to and including the date hereof, and (b) to Buyer for the period subsequent to the date hereof.  With respect to any allocation of Taxes, income or deduction required to determine any Tax that is payable for a Straddle Period, the portion of such Tax which relates to the portion of such tax period ending on the date hereof shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the tax period ending on the date hereof and the denominator of which is the number of days in the entire tax period and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant tax period ended on the date hereof, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the date hereof and the portion after the date hereof on a per diem basis.  Buyer and the Company shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation.

(d)           The Shareholders (other than New Tech, Quatro and Richard Hunter), jointly and severally, and New Tech, Quatro and Richard Hunter, severally in accordance with their respective Pro Rata Portions and not jointly, shall, within five (5) Business Days after demand therefor by the Buyer, pay and indemnify Buyer and its Affiliates (including, after the Closing, the Company) from and against (i) all Taxes required to be paid by the Company with respect to any taxable periods of the Company that end on or prior to (or, in the case of Straddle Period Taxes, are allocable to the period ending on or prior to) the date hereof, to the extent such Taxes exceed the accruals for Taxes reflected in the Closing Working Capital; (ii) Taxes of the Shareholders or any Affiliate of the Shareholders (excluding the Company) for any Tax period, except that no Shareholder shall be obligated to pay Taxes of any other Shareholder; (iii) Taxes attributable to any failure of any Shareholder to comply with any covenant or agreement of any Shareholder under this Agreement, including without limitation this Section 6.3; (iv) Taxes attributable to any restructuring or reorganization undertaken by the Company prior to the Closing; (v) Taxes for which the Company is liable for any Tax period, whether before or after the Closing Date, by reason of Contract, assumption, transferee or successor liability, operation of law, or under Section 1.1502-6 of the United States Treasury Regulations (or any analogous or similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group with any Shareholder (or any Affiliate of any Shareholder) on or before the Closing Date or any action, agreement or transaction occurring at any time on or before the Closing Date; (vi) Taxes imposed on or payable by any third party with respect to which the Company has an obligation to pay or to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; (vii) any Taxes arising out of or resulting from the payment of Indebtedness of the Company ; and (viii) Losses incurred in connection with, arising out of, resulting from or incident to any Taxes described in any preceding clause of this sentence, in connection with the collection or payment of such Taxes, or any Tax Audit with respect thereto before or as of Closing.  Notwithstanding the foregoing, the Shareholders shall not be liable for (x) any Taxes resulting from an election being made under Code Section 338(g) or under any comparable provisions of any other state, local or foreign laws with respect to the acquisition of the Shares pursuant to this Agreement, or (y) any Taxes incurred after the Closing as a result of a transaction on the Closing Date.

(e)           In the event a party receives notice of any examination, claim, adjustment, or other proceeding (a “Proceeding Notice”) with respect to the liability for any Taxes for which the Shareholders are or may be liable under this Agreement, the recipient of the Proceeding Notice shall notify such other party in writing thereof (the “Tax Notice”) no later than the earlier of (x) 30 days after the receipt of the Proceeding Notice, and (y) 10 days prior to the deadline for responding to the Proceeding Notice (or, if the party did not receive the Proceeding Notice more than 10 days prior to such deadline, as promptly as practicable).  As to any examination, claim, adjustment or other proceeding relating to a claim for Taxes for which the Shareholders may be liable hereunder, the Shareholders shall, through a single tax counsel acting on behalf of all of them, be entitled at their sole expense to participate in the contest of such examination, claim, adjustment, or other proceeding.  The parties shall cooperate with each other and with their respective affiliates, and will consult with each other, in the proceeding and in the negotiation and settlement of any proceeding described in this Section 6.3(e).

(f)           The Shareholders shall (i) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.3 and any Tax Audit with respect to Taxes; (ii) make available to the Buyer and the Company, as reasonably requested, all information, records or documents within their possession or control with respect to Tax matters pertinent to the Company for all periods or portions thereof ending prior to or including the date hereof; and (iii) preserve information, records or documents relating to Tax matters pertinent to the Company that are in their possession or control and give the Buyer and the Company reasonable written notice prior to destroying or discarding any such books and records and, if the Buyer or Company so requests, the Shareholders shall allow the Buyer or the Company to take possession of such books and records at such party’s own expense, until the expiration of any applicable statute of limitations or extensions thereof.  Notwithstanding the foregoing, Buyer shall have no obligation to disclose any Tax Return (or information relating to taxes) of Buyer or any affiliate or subsidiary of Buyer other than the Company.

(g)           Each Shareholders shall pay when due all transfer, documentary, sales, gross receipts and compensating, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of his or its Shares.

6.4           Continuing Employees.  All employees of the Company who shall continue in employment with the Buyer following the Closing Date (collectively, the “Continuing Employees”) shall participate in the health, welfare and other benefit programs of the Buyer that in the aggregate are substantially equivalent to those applicable to employees of the Buyer in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits), provided, however, that nothing herein contained shall affect the ability of Buyer and Parent to amend, modify or terminate any health, welfare or other benefit plan so long as the resulting changes affect all employees and not just the Continuing Employees.  The Buyer and the Company agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plans, of the Buyer, the Buyer shall use commercially reasonable efforts to waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Continuing Employee who was, as of the Closing Date, excluded from participation in a plan maintained by the Company by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of the group health plans of the Buyer.  The Buyer shall provide that any covered expenses incurred on or before the Closing Date by the Continuing Employees or such employees’ covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of the Buyer.  Service of the Continuing Employees with the Company will be credited for purposes of determining eligibility to participate and vesting purposes in the health, welfare and other benefit programs of Buyer to the extent such service was recognized under similar health, welfare and other benefit programs of the Company in which such Continuing Employees participated in prior to the Closing, provided, however, that in no event shall such crediting of service result in duplication of benefits.

6.5           Accrued Vacation Payout.  The parties hereto agree that, after the Closing, the Company will pay each employee of the Company his or her vacation time in full as accrued to the date of the Closing when, if and as such employee takes vacation time in calendar year 2011 (the aggregate amount of such payments to all employees of the Company during calendar year 2011 being, the “Aggregate Vacation Payout”); provided, however, any employee of the Company who fails to take vacation time during calendar year 2011 will lose his or her accrued vacation pay.  To the extent that the Aggregate Vacation Payout exceeds $30,000, representing the Company’s over-accrual of taxes payable by the Company (the “Tax Overaccrual”), such excess will be payable to the Company out of the escrow established pursuant to Section 1.4 above.

6.6           Limitation on Stock Trading.  The Shareholders agree that they and their Affiliates will not sell, collectively and in the aggregate, more than 5,000 shares of Parent Common Stock on any stock exchange in a single trading day.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1           Survival.  All representations, warranties, covenants and agreements contained in this Agreement or in any other Transaction Document, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by or on behalf of any party hereto and any information which any party may receive or have.  Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no Claim with respect thereto may be brought after, the date that is 18 months immediately following the Closing Date (the “Survival Period”); provided, however, the representations and warranties contained in: (a) Sections 2.1 (first and last sentences only) (Organization and Good Standing), 2.2 (Capitalization), 2.3(a), (b), (c), (d)(i) and (iii) (Authority, Approvals, Enforceability and Consents), and 2.19(a) (first sentence only) (Title) (the “Company Fundamental Representations”), and the indemnity obligations for the inaccuracy or breach of such representations and warranties, shall survive indefinitely; (b) Sections 3.1 (Ownership of Shares, Title), 3.2(a), (b) and (c)(i) and (iii) (Capacity, Enforceability and Consents) (the “Shareholder Fundamental Representations”), and the indemnity obligations for the inaccuracy or breach of such representations and warranties, shall survive indefinitely; (c) Sections 4.1 (Capacity, Enforceability and Consents), 5.1 (Organization and Good Standing) and 5.2(a), (b), (c) and (d)(i) and (iii) (Authority, Approvals, Enforceability and Consents) (the “Buyer Fundamental Representations”), and the indemnity obligations for the inaccuracy or breach of such representations and warranties, shall survive indefinitely; (d) the representations and warranties contained in Sections 2.7 (Taxes) and 2.15 (Employee Benefit Plans), and the indemnity obligations for the inaccuracy or breach of such representations and warranties, shall survive until 30 days following the expiration of the applicable statutes of limitation; and (e) the representations and warranties contained in Section 2.17 (Environmental Matters) and the indemnity obligations for the inaccuracy or breach of any such representations and warranties shall survive until the third anniversary of the Closing Date.  The representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 7.1, and the liability of any party to this Agreement with respect thereto pursuant to this Article VII, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth the facts upon which the claim for indemnifications is based prior to the expiration of the applicable Survival Period.  For the avoidance of doubt, an Indemnified Party shall not be required to file a lawsuit or take any other action, other than providing written notice as discussed in the preceding clause, on or prior to the expiration of the Survival Period.

7.2           Indemnification.  The parties shall indemnify each other as set forth below:

(a)           Subject to the limitations set forth in Section 7.3 below, the Shareholders (other than New Tech, Quatro and Richard Hunter), jointly and severally, and New Tech, Quatro and Richard Hunter, severally in accordance with their respective Pro Rata Portions and not jointly, shall indemnify and hold harmless Buyer, its Affiliates (including from and after the Closing, the Company) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)            any inaccuracy or breach as of the date of this Agreement or the Closing Date of any representation or warranty of the Shareholders and the Company contained in Article II of this Agreement, or any third party allegation or Claim based upon facts that, if true, would constitute such an inaccuracy or breach;

(ii)           the breach by the Company of, or the failure by the Company to perform, any of the covenants or agreements contained in this Agreement; and

(iii)           any Transaction Expenses incurred by the Company that are not included in Closing Working Capital.

(b)           In addition, but subject to the limitations set forth in Section 7.3 below, each Shareholder, severally and not jointly, shall indemnify and hold harmless the Buyer Indemnified Parties from and against any Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)           any inaccuracy or breach as of the date of this Agreement or the Closing Date of any representation or warranty made by such Shareholder contained in Article III of this Agreement, or any third party allegation or Claim based upon facts that, if true, would constitute such an inaccuracy or breach; or

(ii)           the breach by such Shareholder of, or the failure by such Shareholder to perform, any of his or its covenants or agreements contained in this Agreement (the matters described in clauses (b)(i) and (ii), collectively, “Individual Shareholder Breaches”).

(c)           Buyer agrees that it shall indemnify and hold harmless the Shareholders and their respective Representatives (collectively, the “Shareholders Indemnified Parties”) from and against any Losses based upon, to the extent arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of:

(i)           the inaccuracy or breach as of the date of this Agreement or the Closing Date of any representation or warranty of Buyer contained in Article IV or of Parent contained in Article V of this Agreement or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by Buyer in connection therewith at or in connection with the Closing or any third party allegation or Claim based upon facts that, if true, would constitute such an inaccuracy or breach; and

(ii)           the breach by Buyer of, or the failure by Buyer to perform, any of the covenants or agreements contained in this Agreement, provided, however, in no event shall Buyer or Parent be liable, in the aggregate, for losses exceeding the Final Purchase Price.

7.3           Limitation on the Shareholders’ Liability.

(a)           The Shareholders shall not be obligated to indemnify any Buyer Indemnified Parties pursuant to Section 7.2 unless and until the cumulative aggregate amount of all such Losses exceeds the Basket Amount, in which event the Shareholders shall then be liable for all Losses including the Basket Amount; provided, however, that the limitation set forth in this sentence shall not apply to any Losses arising from: (x) fraud or intentional misrepresentation (a “Fraud Claim”), (y) with respect to Losses based upon, arising out of, asserted against, resulting from, imposed on, in connection with, or otherwise in respect of any inaccuracy or breach of any of the Company Fundamental Representations or the Shareholder Fundamental Representations, or (z) claims pursuant to Section 7.2(a)(iii).

(b)           The maximum liability of the Shareholders under Section 7.2 (other than for Fraud Claims, breaches of the Company Fundamental Representations and Individual Shareholder Breaches) shall be limited to the Escrow Amount (the “General Cap”); provided, however, the maximum liability pursuant to this Section 7.3(b) of any Shareholder that by the express terms of this Agreement has several but not joint liability, shall be limited to his or its Pro Rata Portion of the Escrow Amount.

(c)           The maximum liability of the Shareholders under Section 7.2 in connection with a Fraud Claim, for breaches of the Company Fundamental Representations and Individual Shareholder Breaches shall be limited, in the aggregate, to the Final Purchase Price (the “Upper Cap”); provided, however, the liability of any Shareholder that by the express terms of this Agreement has several but not joint liability, shall be limited to his or its Pro Rata Portion of the Final Purchase Price; provided, further, that the liability of any Shareholder that had actual knowledge of the facts and circumstances underlying a Fraud Claim shall be unlimited.

(d)           No Shareholder shall have any liability under Section 7.2 with respect to any Individual Shareholder Breach by another Shareholder.

(e)           No Buyer Indemnified Party shall be entitled to recover under Section 7.2 for any (i) consequential Losses, or (ii) special, punitive or exemplary Losses, except any special, punitive or exemplary Losses actually paid by any Buyer Indemnified Party to any third party with respect to any Third Party Claim (as defined below).

(f)           Any qualifications in the representations, warranties and covenants with respect to a Material Adverse Effect, materiality, material or similar terms will not have any effect with respect to the calculation of the amount of any Losses pursuant to Section 7.2.  However, such qualification will have their full effect in determining whether a breach has occurred.

(g)           Any payment made by the Shareholders or Buyer pursuant to this Article VII will be deemed an adjustment to the Final Purchase Price.

(h)           The amount of Losses for which indemnification is provided under this Article VII shall be offset by amounts that are reimbursable by insurance.  Buyer agrees to use commercially reasonable efforts to make any claims for insurance and/or indemnification available from a third party(ies) with respect to Losses for which it will seek indemnification hereunder and to diligently pursue such claims in good faith, provided, however, that Buyer Indemnified Parties shall be under no obligation to bring any action or suit or any arbitration or mediation action against any insurer to enforce its right to coverage.  If any such insurance proceeds and/or other amounts are received by any Buyer Indemnified Party of any amount otherwise required to be paid to any Buyer Indemnified Party pursuant to this Article VII, Buyer shall repay to the Shareholders, promptly after receipt of such insurance proceeds and/or other amounts, the amount that the Shareholders would not have had to pay pursuant to this Article VII had such insurance proceeds and/or other amounts been received by the Buyer Indemnified Party prior to such Shareholder payment under this Article VII.

(i)           Notwithstanding anything to the contrary set forth in this Agreement, all claims for indemnification by a Buyer Indemnified Party for Damages pursuant to this Agreement shall be satisfied: (i) first, from the Escrow Fund and (ii) second, against the Shareholders directly, but only to the extent that such Damages cannot be recovered from the Escrow Fund.

7.4           Indemnification Procedures.

(a)           If any Buyer Indemnified Party, on the one hand, or any Shareholders Indemnified Party, on the other hand (the “Indemnified Party”), has a Claim or receives actual notice of any Claim, or the commencement of any Claim that could give rise to an obligation on the part of the Shareholders (or, prior to the Closing, the Company), on the one hand, or Buyer, on the other hand, other than a Third Party Claim, to provide indemnification (the “Indemnifying Party”) pursuant to this Article VII, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party, actually materially damages the Indemnifying Party.

(b)           Upon receipt by an Indemnified Party of actual notice of a Claim, or the commencement of any Claim, by a Third Party (a “Third Party Claim”) that could give rise to an obligation to provide indemnification pursuant to this Article VII, the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to defend against such Third Party Claim.

(c)           Any Indemnification Claim Notice or Third Party Indemnification Claim Notice will describe the Claim in reasonable detail.  If the Indemnifying Party confirms in writing to the Indemnified Party within 15 days after receipt of a Third Party Indemnification Claim Notice the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and within such 15-day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources (taking into account the amount of escrowed funds then held by the Escrow Agent under the Escrow Agreement) in order to indemnify for the full amount of any potential liability in connection with such Claim, the Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim at the expense of the Indemnifying Party and by counsel selected by the Indemnifying Party, which counsel will be reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Party shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the intent of the Indemnifying Party to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that:  (i) the Indemnified Party may, if such Indemnified Party so desires, employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its or his Affiliates; and (iv) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and includes an unconditional release of all such Indemnified Parties from all liability arising out of such Third Party Claim.

(d)           Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise):  (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect thereto; (iii) any Third Party Claim pursuant to Section 7.2 prior to such time as the aggregate amount of Buyer’s Losses pursuant to such Third Party Claim and all prior Claims pursuant to Section 7.2 are not reasonably expected to exceed the Basket Amount (as applicable) or after such time as the aggregate amount of the Losses of Buyer Indemnified Parties pursuant to such Third Party Claim and all prior Claims pursuant to Section 7.2 are reasonably expected to exceed the General Cap or the Upper Cap, whichever is applicable; and (iv) any Third Party Claim relating to Taxes of the Company  for periods after the Closing Date; provided, however, that with respect to any such Third Party Claim relating to Taxes, the Shareholders may participate in the conduct thereof and Buyer shall not settle or compromise such Third Party Claim without the consent of the Shareholders, such consent not to be unreasonably withheld, conditioned or delayed.

(e)           If the Indemnifying Party elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of his or its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle, adjust or compromise such asserted liability (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise).  In connection with any defense of a Third Party Claim (whether by the Indemnifying Parties or the Indemnified Parties), all of the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a party hereto in connection therewith..

7.5           Set-Off.  Buyer may, in its sole discretion (at any time and from time to time), reduce any amount owed by Buyer or one of its Affiliates to any Shareholder Indemnified Person under this Agreement (whether pursuant to this Article VII or otherwise) by all or part of any amount owed by the Shareholders to Buyer or one of its Affiliates under this Agreement (whether pursuant to this Article VII or otherwise).

7.6           Taxes.  Section 7.3 shall have no application to Losses with respect to Taxes that are subject to Section 6.3 , which shall be governed exclusively by Section 6.3, but shall otherwise apply to Losses resulting from the inaccuracy or breach as of the date of this Agreement or the Closing Date of any representation or warranty of the Shareholders and the Company contained in Section 2.7 or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Shareholders or the Company in connection therewith at or in connection with the Closing, or any third party allegation or Claim based upon facts that, if true, would constitute such an inaccuracy or breach.

7.7           No Contribution From the Company.  Notwithstanding anything in this Agreement to the contrary:  (a) each Shareholder acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against the Company  as a result of any indemnification it is required to make under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation contained in this Agreement or in any certificate, document or other instrument delivered in connection herewith; and (b) each Shareholder hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that they may have at any time against the Company under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement.

7.8           Exclusive Remedy.  Except for Fraud Claims, the parties hereto acknowledge and agree that from and after the Closing, the indemnification provisions in this Article VII shall be the exclusive remedy of Buyer and the Shareholders with respect to breaches of representations, warranties and covenants contained in this Agreement; provided, that Buyer and the Shareholders shall not be precluded from seeking equitable remedies with respect to breaches of covenants.

ARTICLE VIII

MISCELLANEOUS

8.1           Expenses.  Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, investment bankers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses” ) whether or not the transactions contemplated hereby are consummated; provided, however, that the Shareholders shall bear all of the Transaction Expenses of the Company to the extent not taken into account in the adjustments to the Base Cash Consideration specified in Section 1.8(b).

8.2           Certain Interpretative Matters.  The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.  As used herein, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, (c) Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified, and (d) unless the context otherwise requires, the word “or” is not exclusive.  Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The parties intend that each representation, warranty and covenant herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

8.3           Notices.  All notices or other communications required or permitted hereunder shall be given in writing and given by certified mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith.  Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or three days after the date so mailed if by certified mail return receipt requested:

If to the Shareholders:

Lemna Hunter
Shareholders’ Representative
3840 Ashley Lane
Corrales, NM 87048

with a copy (not constituting notice) to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA  94025
Fax No.:  (650) 289-7401
E-Mail Address:  mseneca@orrick.com
Attention:  Mark W. Seneca

If to Buyer and/or Parent:

National Technical Systems, Inc.
24007 Ventura Boulevard
Calabasas, CA  91302
Fax No.:  (818) 591-0899
E-mail Address:  derek.coppinger@NTScorp.com
Attention:  Derek Coppinger, Senior Vice President

with a copy (not constituting notice) to:

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111
Fax No.:  (415) 403-6074
E-mail Address:  JSlaby@sheppardmullin.com
Attention:  James J. Slaby

8.4           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article VII and Section 8.13 hereof shall inure to the benefit of the Indemnified Parties; provided, however, that neither this Agreement nor any of the rights, shares or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties (except that Buyer and, upon the request of Buyer, the Company may collaterally assign, without the consent of any other party hereto, all of their respective rights and obligations under this Agreement (including their rights under covenants, representations, warranties and indemnities) and any other Transaction Document to an Affiliate, to any and all lenders or other financing sources to Buyer, any of its Affiliates or the Company or to any Person who acquires all or substantially all of any of their properties or assets, any and all of whom may enforce their rights and remedies in connection with any such assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity.  Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

8.5           Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) embodies the entire agreement and understanding of the parties and their respective Affiliates with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect thereto.  There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement (including the Schedules and Exhibits hereto).

8.6           Modifications, Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by Buyer, the Company and the Shareholders.  Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

8.7           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 8.7, provided that receipt of copies of such counterparts is confirmed.

8.8           GOVERNING LAW.  THIS AGREEMENT AND (UNLESS EXPRESSLY SET FORTH THEREIN) EACH OF THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

8.9           Severability.  To the fullest extent that they may effectively do so under applicable law, the parties hereto hereby waive any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.  Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows:  (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof , and (d).this Agreement shall be construed and enforced to achieve the parties’ objectives herein expressed to the fullest practical extent.

8.10           Submission to Jurisdiction; Waiver of Jury Trial.  Each party to this Agreement, for itself and its Affiliates, hereby irrevocably and unconditionally:

(a)           (i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement or (unless expressly set forth therein) any other Transaction Document may be instituted, and that any suit, action or proceeding by him or it against any other party with respect to this Agreement or any other Transaction Document shall be instituted, only in the courts of the County of Los Angeles of the State of California, or the U.S. District Court for the Central District of California (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in his or its sole discretion elect, (ii) consents and submits, for himself, herself or itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against him, her or it by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(b)           agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 8.10(a) may be effected by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to the Company, Buyer or the Shareholders, as the case may be, at the addresses for notices pursuant to Section 8.3 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 8.10 shall affect the right of the Company, Buyer or the Shareholders, as the case may be, to serve process in any other manner permitted by law;

(c)           (i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 8.10(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

(d)           WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR (UNLESS EXPRESSLY SET FORTH THEREIN) ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

(e)           to the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or its property, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

8.11         Specific Performance

.  Each of the parties hereto acknowledges that Buyer would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by the Company or the Shareholders and, if applicable, their Affiliates in accordance with its terms and therefore, each of the Company and the Shareholders agrees that Buyer shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond).

8.12          No Presumptio
.  With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

8.13         No Third Party Beneficiary.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Section 8.2 (which is intended to and shall inure to the benefit of, and may be enforced by, each Buyer Indemnified Party or Shareholders Indemnified Party, as the case may be), nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Without limitation of the right of any Indemnified Party directly to bring and to maintain an action pursuant to Section 8.2 hereof, Buyer may make any indemnification claim under, and may bring and maintain any action in respect of, Section 8.2 hereof on behalf of any Buyer Indemnified Party.

8.14          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, Shareholder, Affiliate, agent, attorney, consultant, representative or principal of Buyer or any Affiliate of Buyer shall have any liability for any liabilities of Buyer under this Agreement or any Transaction Document or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.

8.15           Disclosure Schedules.  The Disclosure Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Schedules shall, except as provided in the next sentence, apply only to the correspondingly numbered section and lettered subsection of this Agreement.  The information contained in any Section of the Disclosure Schedules shall be deemed to be incorporated by reference in other applicable Sections of the Disclosure Schedules if the applicability of such information to such other Sections of the Disclosure Schedules is reasonably apparent on its face.

8.16           Shareholders’ Representative.

(a)           By the execution and delivery of this Agreement, subject to the terms of Section 8.16(b), each Shareholder irrevocably appoints, authorizes and directs Lemna Hunter (the “Shareholders’ Representative”) to act as such Shareholder’s agent, representative, proxy and attorney-in-fact (in his capacity as the Shareholders’ Representative) after the Closing Date for the purpose of effecting the consummation of the transactions contemplated by this Agreement, and exercising, on behalf of all the Shareholders, the rights and powers of the Shareholders hereunder and thereunder.  Without limiting the generality of the foregoing, the Shareholders’ Representative shall have full power and authority, for and on behalf of the Shareholders, to take all actions, and to exercise such rights, power and authority, in connection with the transactions contemplated hereby and thereby and to exercise such rights, power and authority as are incidental thereto, to represent any Shareholder from and after the Closing, to give or receive any notices required or permitted to be given hereunder and thereunder, to accept service of process on behalf of any Shareholders, to execute and deliver, or hold in escrow and release, any exhibits or amendments to this Agreement or any other agreements, certificates, stock powers, statements, notices, approvals, extensions or waivers relating to the transactions contemplated hereby, to conduct or cease to conduct the defense of all Claims against any Shareholder in connection with this Agreement  and to settle all such Claims on behalf of all the Shareholders and exercise any and all rights that the Shareholders are permitted or required to do or exercise under Article VII, and in connection with any Claim against or by the Shareholders under this Agreement.  The appointment and agency of the Shareholders’ Representative is irrevocable, and shall be deemed to be coupled with an interest.  Execution of this Agreement by the Shareholders shall constitute agreement to be bound by the actions of the Shareholders’ Representative taken hereunder and thereunder.  The Parties  agree that, as to all matters arising under this Agreement after the Closing Date, the Shareholders’ Representative shall act for and on behalf of the Shareholders, and to the extent the Shareholders are asked to execute documents and to take other actions after the Closing and do not do so as promptly  as possible when requested, the Shareholders appoint the Shareholders’ Representative as their limited irrevocable attorney in fact to execute all such documents and to take all such actions deemed necessary or appropriate by the Shareholders’ Representative which shall  have the same force and effect as if performed by the Shareholders themselves.  When this Agreement or any Transaction Document provides that a determination or any other action or event is conclusive and binding upon the Shareholders, such determination, action or event of the Shareholders’ Representative shall be conclusive and binding upon the Shareholders.  The Shareholders’ Representative shall have all such incidental powers as may be necessary or desirable to carry into effect the provisions of this Section 8.16, including, at the expense of the Shareholders, to retain attorneys, accountants and other advisors to assist him in the performance of his duties hereunder.  All such expenses shall be shared pro rata among all of the Shareholders based upon each Shareholder’s Pro Rata Portion.  Under this Section 8.16(a), however, the Shareholders’ Representative shall not have the right or obligation to, and shall not, represent any Shareholder in Indemnification Claims involving Individual Shareholder Breaches.

(b)           Subject to the provisions of this Section 8.16(b), the Shareholders’ Representative shall serve as such from and after the Closing Date until the earlier of his removal or the completion of his obligations hereunder.  The Shareholders’ Representative may be replaced or terminated at any time by those Shareholders holding a majority in interest of the Company’s shares immediately prior to the Closing.  If the Person who is acting as the Shareholders’ Representative is terminated or replaced by the Shareholders or is unable or unwilling to continue to serve as the Shareholders’ Representative, or otherwise ceases to be the Shareholders’ Representative, his successor shall promptly be appointed by the Shareholders holding a majority in interest of the Company’s shares immediately prior to the Closing; provided, however, that the Shareholders’ Representative shall not voluntarily resign without the Shareholders first selecting a successor Shareholders’ Representative (reasonably satisfactory to Parent).  Any successor to a Shareholders’ Representative shall for purposes of this Agreement be the Shareholders’ Representative and from and after such time, the term “Shareholders’ Representative” as used herein shall refer to any successor.  No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

(c)           The Shareholders’ Representative shall be allowed further access to and permitted to review the Company’s books and records during normal business hours and make copies reasonably required of (i) the working papers of Buyer and the Company relating to the Earn-Out Amount or any Claims and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the Earn-Out Amount or any Claims.

(d)           The provisions set forth in this Section 8.16 shall not impose any liability or obligation on Buyer or the Company other than those explicitly set forth in this Agreement.  In particular, notwithstanding in any case any notice received by Buyer or the Company to the contrary, Buyer shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, decisions and determinations of the Shareholders’ Representative and (ii) to assume that all actions, decisions and determinations of the Shareholders’ Representative are fully authorized and binding upon the Shareholders’ Representative and the Shareholders.

[The next page is the signature page]

The parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

NTS TECHNICAL SYSTEMS

By:	/s/ Raffy Lorentzian
Name: Raffy Lorentzian
Title: CFO

NATIONAL TECHNICAL SYSTEMS, INC.

By:	/s/ Raffy Lorentzian
Name: Raffy Lorentzian
Title: CFO

MECHTRONIC SOLUTIONS, INC.

By:	/s/ John Spruce
Name: John Spruce
Title: President, CEO

LA LUZ ASCENSIONS, LLC

By:	/s/ John Spruce
Managing Member

NEW TECH I, LP

By:	/s/ David Durgin
Name: David Durgin
Title: General Partner

QUATRO VENTURES, LLC

By:	/s/ David Durgin
Name: David Durgin
Title: Managing Member

/s/ Lemna Hunter
Lemna Hunter

/s/ Richard Hunter
Richard Hunter

S-1

EXHIBIT A

CERTAIN DEFINED TERMS

2.     For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

“Associate” means, with respect to any Person:  (a) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of:  (i) any class or type of equity securities or other profits interest; or (ii) the combined voting power of shares ordinarily entitled to vote for management or otherwise; and (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Basket Amount” means an amount equal to 1.0% of the Base Cash Consideration.

“Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in Los Angeles, California are authorized or required by law to close.

“Closing Working Capital” means Working Capital as of 12:01 a.m. (California time) on the Closing Date.

“Company Agreements” means all contracts to which the Company is a party or by which the Company  or any of their respective properties may be bound or affected.

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement, whether written or oral.

“Copyrights” means all copyrights and registrations and applications therefor and all other rights corresponding thereto, and mask works and registrations and applications therefor.

“Debt” means (a) all of the indebtedness for borrowed money of the Company , (b) all obligations of the Company  evidenced by notes, bonds, debentures or similar instruments (including capital lease obligations), (c) all indebtedness of the Company  created or arising under any conditional sale or other title retention agreement, (d) all outstanding obligations of the Company  under acceptance, letter of credit or similar facilities, (e) all indebtedness of the type described in clauses (a) and (b) above guaranteed, directly or indirectly, in any manner by the Company , including interest and penalties thereon, (f) any indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company , (g) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any items of indebtedness of the type described in clauses (a) through (e) above, and (h) all obligations of the Company  for the deferred purchase price of property or services (other than trade payables that are current liabilities incurred in the Ordinary Course).  For the avoidance of doubt, “Debt” shall not include any deferred revenue of the Company.

“Domain Names” means all Internet addresses and domain names.

“Environmental Laws” means all U.S., state and local statutes, codes, regulations, rules, ordinances, policies, decrees, guidelines, guidances, policies, orders or decisions, including the common law, arising out of or relating to:  (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material; (c) liability for personal injury or property damage arising out of the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, emission, discharge, release, threatened release, or presence of Hazardous Materials at real property (whether or not owned, leased or used by the Company ); (d) remediation, reclamation or restoration of real property (whether or not owned, leased or used by the Company ); and (e) workplace health and safety and protection of employees from workplace hazards.

“Estimated Closing Working Capital” means the good faith estimate by the Company of Closing Working Capital as of 12:01 a.m. (California time) on the Closing Date, based on the most recent month-end balance sheet and other information available to the Company at the time of its preparation of such estimate, with such adjustments as the Company reasonably believes are necessary to reflect its good faith estimate of changes from 12:01 a.m. (California time) on the date of such balance sheet until 12:01 a.m. (California time) on November 30, 2010.

“Final Closing Working Capital” means the Closing Working Capital as either (a) agreed upon by the Buyer and the Shareholders' Representative or (b) as determined by the Accounting Firm.

“Final Purchase Price” means the Base Purchase Price (a) plus the amount, if any, by which the Final Closing Working Capital exceeds the Target Working Capital, or (b) minus the amount, if any, by which the Target Working Capital exceeds the Final Closing Working Capital.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Release” means the General Release in the form attached to the Agreement as Exhibit H.

“Government Authority” means any foreign, United States or international, federal, state or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons); and any other substance which is subject in any respect to any Environmental Law, or which poses or could pose a threat or nuisance to health or the environment.

“Insider” means the Shareholders, any director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing Persons.

“Intellectual Property” means all intellectual property rights arising under the laws of any jurisdiction in which the Company currently is conducting business with respect to, arising from or associated with the following:  (i) Domain Names; (ii) Marks; (iii) Patents; (iv) Copyrights; (v) Trade Secrets; and (vi) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.

“Knowledge of the Shareholders and the Company” means the actual knowledge, after reasonable inquiry, of John Spruce, Dave Brown, Robert Anderson and Lemna Hunter.

“Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

“Legal Expenses” means the fees, costs and expenses of any kind incurred by any Person indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted Claim.

“Law” means any Law, standard, writ, or injunction.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the UCC or any other Law of any jurisdiction).

“Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities (whether asserted or unasserted, absolute or contingent) or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including interest, fines, penalties, fees, disbursements and amounts paid in settlement (including any reasonable Legal Expenses).

“Marks” means all trade names, trademarks and service marks (registered and unregistered), trade dress, industrial designs, brand names, brand marks, service names, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith throughout the world.

“Material Adverse Effect” means any circumstance, state of facts or matters, change, event, occurrence, action or omission that would or could, as reasonably determined by Buyer, materially adversely affect (i) the business, assets, liabilities, results of operation, operations, financial condition or EBITDA of the Company, or (ii) the ability of the Company or the Shareholders to perform their respective obligations under this Agreement or any other Transaction Document.

“New Lease” means the Real Property Lease between the Company and WCS Properties, LLC in the Form of Exhibit I.

“Ordinary Course” means, with respect to an action taken by a Person:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person;

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person; and

(d) consistent with the representations and warranties in Section 2.8(b).

“Parent Trading Price” means, as of a given measurement date, the average of the daily closing price of a share of Parent common stock as reported by the NASDAQ for the twenty (20) trading days ending on the last Business Day prior to the applicable measurement date; provided, however, that the calculation of the average daily closing price shall exclude the highest and the lowest closing price during the twenty (20) trading days.

“Patents” means all patents, patent applications (including any divisionals, continuations, continuations-in-part, renewals, reexaminations, extensions, and reissues) and rights in respect of utility models or industrial designs.

“Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Government Authority and all pending applications therefor.

“Permitted Liens” means all:

(e) liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty;

(f) the title and other shares of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement;

(g) such minor imperfections in title as do not detract in any material respect from the value or utility of the subject property in the operation of the business that uses such property.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, company other form of business or legal entity or Governmental Authority.

“Pro Rata Portion” means, for each Shareholder, the percentage obtained by dividing (A) the number of Shares set forth adjacent such Shareholder’s name on Exhibit B by (B) the total number of Shares set forth on Exhibit B.

“Real Properties” means all real properties and shares in real properties (including any leasehold shares, licenses, options or reversionary shares), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets).

“Real Property Leases” means all leases, subleases, licenses and other occupancy agreements, and all amendments, modification or supplements thereto or renewals thereof, relating to Real Properties and to which the Company is a party or pursuant to which the Company uses or occupies any Real Property.

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” of any Person mean such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Representative” has the meaning set forth in Section 8.16(a).

“Subsidiary” means any Person more than 50% of the outstanding Voting Securities of which is owned or controlled, directly or indirectly, by the Company.

“Target Working Capital” means $891,817.

“Tax” or “Taxes” means all federal, state, local, and foreign taxes, and other assessments of any kind whatsoever in the nature of a tax (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority, and including any such taxes imposed upon third parties for which the Company has liability as an indemnitor or successor.

“Tax Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Tax Authority” means the IRS and any other domestic or foreign governmental entity responsible for the administration of any Taxes.

“Tax Returns” means all federal, state, local, and foreign tax returns of any kind whatsoever, including any declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

“Third Party” means any Person other than the Company, the Shareholders or Buyer or any of their respective Affiliates.

“Trade Secrets” means all know-how, discoveries, trade secrets, methods, processes, technical data, specifications, research and development information, technology, data bases, and other proprietary or confidential information , including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Transaction Document” means the Agreement and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

“UCC” means the Uniform Commercial Code, as amended, and any successor thereto.

“Voting Securities” means any class or classes of ownership shares of a Person pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors (or similar body), irrespective of whether or not, at the time, any other class or classes of shares shall have, or might have, voting power by reason of the happening of any contingency.

“Working Capital” means the Company’s current assets minus the Company’s current liabilities (including, without limitation, accrued and unpaid Transaction Expenses of the Company ), as determined in accordance with GAAP consistent with the methodologies used in the preparation of the Financial Statements.

3.     The following terms are defined in the Sections indicated below.

Term	Section

Accounting Firm	1.8(e)
Administration	2.18
Agreement	Preamble
Balance Sheet Date	2.5
Benefit Plans	2.15(a)
Buyer	Preamble
Buyer Indemnified Parties	7.2(a)
Claims	2.8(a)
Closing	1.2
Closing Date	1.2
Code	2.15(c)
Company	Preamble
Company Balance Sheet	2.5
Company Financial Statements	2.4(a)
Company IP	2.11(a)
Company Patents	2.11(a)
Company Registered Copyrights	2.11(a)
Company Registered Domain Names	2.11(a)
Company Registered IP	2.11(a)
Company Registered Marks	2.11(a)
ERISA	2.15(a)
Indemnification Claim Notice	7.4(a)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Insider Transactions	2.16
Insurance Policies	2.12
Judgments	2.8(a)
Leased Real Property	2.9(b)
Notice of Disagreement	1.8(d)
OSHA	2.18
Preliminary Statement	1.8(a)
Rate	1.8(f)
Shareholders Indemnified Parties	7.2(c)
Shares	Preamble
Statement	1.8(c)
Straddle Period	6.3(c)
Subleases	2.9(j)
Tax Notice	6.3(e)
Third Party Claim	7.4(b)
Third Party Indemnification Claim Notice	7.4(b)
Transaction Expenses	8.1

EXHIBIT B

SCHEDULE OF SHARE HOLDINGS

Shareholder	Shares	Pro Rata Portion
La Luz Ascensions, LLC	260,158	60.00%
Lemna Hunter	121,476	28.00%
Richard Hunter	25,980	6.00%
New Tech I, LP	12,990	3.00%
Quatro Ventures, LLC	12,990	3.00%
	433,594	100.00%

EXHIBIT C-1

NONCOMPETITION AGREEMENT
(JOHN SPRUCE)

EXHIBIT C-2

NONCOMPETITION AGREEMENT
(ROBERT ANDERSON / DAVE BROWN)

EXHIBIT D

GUARANTY

EXHIBIT E

FUNDS FLOW MEMORANDUM

EXHIBIT F

ESCROW AGREEMENT

EXHIBIT G

EARN-OUT EXAMPLES

EXHIBIT H

GENERAL RELEASE

EXHIBIT I

NEW LEASE

STOCK PURCHASE AGREEMENT

dated as of December  16, 2010

among

NTS Technical Systems,

National Technical Systems, Inc.,

Mechtronic Solutions, Inc.,

La Luz Ascensions, LLC,

Lemna Hunter,

Richard Hunter,

New Tech I, LP

and

Quatro Ventures, LLC

-i-

2.21	Suppliers and Customers	29
2.22	Bank Accounts, Authorized Signatories	29
2.23	Brokers	29
2.24	Disclosure	29
ARTICLE III	REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS	30
3.1	Ownership of Shares; Title	30
3.2	Capacity, Enforceability and Consents	30
3.3	Legal Matters	31
3.4	Brokers	31
3.5	Securities Act of 1933 Matters	31
ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING BUYER	32
4.1	Organization and Good Standing	32
4.2	Authority, Approvals, Enforceability and Consents	32
4.3	Legal Matters	32
4.4	Brokers	33
ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING PARENT	33
5.1	Organization and Good Standing	33
5.2	Authority, Approvals, Enforceability and Consents	33
5.3	Brokers	34
5.4	SEC Documents	34
5.5	Legal Matters	34
ARTICLE VI	COVENANTS	34
6.1	Announcements	34
6.2	Confidentiality	34
6.3	Taxes	35
6.4	Continuing Employees	37
6.5	Accrued Vacation Payout	38
6.6	Limitation on Stock Trading	38
ARTICLE VII	SURVIVAL AND INDEMNIFICATION	38
7.1	Survival	38
7.2	Indemnification	39
7.3	Limitation on the Shareholders’ Liability	40
7.4	Indemnification Procedures	41
7.5	Set-Off	43

-ii-

7.6	Taxes	44
7.7	No Contribution From the Company	44
7.8	Exclusive Remedy	44
ARTICLE VIII	MISCELLANEOUS	44
8.1	Expenses	44
8.2	Certain Interpretative Matters	44
8.3	Notices	45
8.4	Assignment	46
8.5	Entire Agreement	46
8.6	Modifications, Amendments and Waivers	46
8.7	Counterparts	47
8.8	GOVERNING LAW	47
8.9	Severability	47
8.10	Submission to Jurisdiction; Waiver of Jury Trial	47
8.11	Specific Performance	48
8.12	No Presumption	48
8.13	No Third Party Beneficiary	49
8.14	Non-Recourse	49
8.15	Disclosure Schedules	49
8.16	Shareholders’ Representative	49

-iii-

LIST OF EXHIBITS

Exhibit A	Certain Defined Terms
Exhibit B	Schedule of Share Holdings
Exhibit C-1	Noncompetition Agreement (John Spruce)
Exhibit C-2	Noncompetition Agreement (Robert Anderson / Dave Brown)
Exhibit D	Guaranty
Exhibit E	Funds Flow Memorandum
Exhibit F	Escrow Agreement
Exhibit G	Earn-Out Examples
Exhibit H	General Release
Exhibit I	New Lease